UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 6)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ESCUE ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	4931	90-0712976
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1755 Wittington Place, Suite 340
Dallas, Texas 75244

Telephone: 972-863-1354

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive Offices)

Northwest Registered Agent, LLC

401 Ryland Street, Suite 200-A

Reno, Nevada 89502

Telephone: 509-768-2249

(Name, address, including zip code, and telephone number, including area code of Agent for Service)

 Copies of all communication to:

Robert J. Huston III, Attorney at Law

10 Jetty Drive

Corona del Mar, CA 92625

Telephone: (949) 230-0259

E-mail: bob_huston@yahoo.com

Approximate date of commencement of proposed sale to the public: As soon as declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company," in Rule 12b-2 of the Exchange Act. (Check one.)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.00001 par value	2,000,000	$2.50	$5,000,000	$503.50
____________
(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Explanatory Note: In response to the Commission's letter of September 26, 2016, this Registration Statement on Form S-1/A (Amendment No. 6) is being filed to make certain changes in response to the Comments contained in the Commission 's letters.

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Dealer Prospectus Delivery Obligation

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Subject to Completion

Dated ___________________, 2016

PROSPECTUS

ESCUE ENERGY, INC.

2,000,000 Shares of Common Stock

Escue Energy, Inc. a Nevada corporation proposes to sell a maximum of 2,000,000 shares of its Common Stock, $0.00001 par value per share, at a price of $2.50 per common share. There is no minimum number of shares which will be sold. Our common stock is presently traded on the OTC Markets – Pink Sheets with the trading symbol ESCU:PK. The offering price may not reflect the market price of our shares after the offering.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

Please refer to "Risk Factors" on page 3 of this prospectus for details regarding the risks related to our financial condition and business model as well as risks generally associated with the Wind Turbine Industry.

All offerings and sales will be conducted by officers, directors or employees of the Company who will act in compliance with the restrictions within the safe harbor provided under Rule 3a4-1 promulgated under the Securities Act of 1933. Accordingly, there will be no underwriters of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Offering Price	Sales Commissions	Proceeds to Company
Per Share	$2.50	Not Applicable*	$2.47
Maximum Offering	$5,000,000	Not Applicable*	$4,950,000	**

____________

(*) The Company expects all sales to be placed by the Company. No commissions or other remuneration will be paid to any officer or director of the Company in connection with the sale of these securities.

(**) The Company will incur offering-related expenses of approximately $50,000 in connection with the Maximum Offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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TABLE OF CONTENTS

GENERAL	3

PROSPECTUS SUMMARY	4

SUMMARY FINANCIAL INFORMATION	7

RISK FACTORS	7

DETERMINATION OF OFFERING PRICE	14

PLAN OF DISTRIBUTION	15

LEGAL PROCEEDINGS	15

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	16

COMMITEES. AUDIT COMMITTEE FINANCIAL EXPERT	17

SECURITY OWNERSHIP OF CERTIAN BENEFICIAL OWNERS AND MANAGEMENT	18

DESCRIPTION OF SECURITIES TO BE REGISTERED	20

INTERESTS OF NAMED EXPERTS AND COUNSEL	22

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	22

EXPERTS	22

VALIDITY OF SECURITIES	23

DESCRIPTION OF BUSINESS	23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS	34

DESCRIPTION OF PROPERTY	37

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37

EXECUTIVE COMPENSATION	37

COMPENSATION OF DIRECTORS	40

FINANCIAL STATEMENTS	F-1

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GENERAL

As used in this Prospectus, references to "the Company," "Escue", EEI, "we", "our," "ours" and "us" refer to Escue Energy, Inc. unless otherwise indicated. In addition, any references to our "financial statements" are to our consolidated financial statements except as the context otherwise requires.

SHELL COMPANY STATUS

We are a development stage company with nominal operations and assets. As a result, we are considered a shell company under Rule 405 of the Securities Act and are subject to additional regulatory requirements as a result of this status, including limitations on our shareholders' ability to re-sell their shares in our company, as well as additional disclosure requirements. Accordingly, investors should consider our shares to be a high-risk and illiquid investment. See "Risk Factors" for the risks of investing in a shell company.

EMERGING GROWTH COMPANY STATUS

Escue Energy, Inc. qualifies as an "emerging growth company" as defined in the Jumpstart our Business Startups Act (the "JOBS Act"), and will therefore be subject to reduced public company reporting requirements.

An emerging growth company is a company with annual gross revenues of less than $1,000,000,000 during its most recently completed fiscal year. An emerging growth company retains its status and reduced regulatory and reporting requirements associated with it until the earliest of:

•	the last day of the first fiscal year during which the Company has annual gross revenues of $1,000,000,000 or more;
•	the last day of the first fiscal year following the fifth anniversary of the Company's initial public offering ("IPO");
•	the date on which the Company has, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or
•	the date on which the Company is deemed to be a large accelerated filer.

The Company is an emerging growth company for purposes of the Securities Act and the Securities Exchange Act as it meets the criteria of: An issuer whose initial public offering was or bill be completed after December 8, 2001, and it had total annual gross revenues of less than $1 billion during its most recent fiscal year. As such, the Company is exempt from certain regulatory and reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The JOBS Act facilitates the IPO process for emerging growth companies by exempting them from:

•

Section 14A(a) and (b) of the Exchange Act implemented by Section 951 of the Dodd-Frank Act, which requires companies to hold shareholder advisory votes on executive compensation and golden parachute compensation;

•	Section 14(i) of the Exchange Act, which will require companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;
•

Section 953(b)(1) of the Dodd-Frank Act, which will require companies to disclose the ratio between the annual total compensation of the chief executive officer and the median on the annual total compensation of all employees of the respective company;

•

The requirement to provide certain other executive compensation disclosure under Item 402 of Regulation S-K, of which an emerging growth company will be required to comply only with the more limited provisions of Item 402 applicable to smaller reporting companies.

•	An emerging growth company will not be required to provide an auditor's attestation report on internal financial reporting controls under Section 404(b) of the Sarbanes-Oxley Act of 2002;

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•	An emerging growth company will not have to comply with any new or revised financial accounting standards not applicable to private companies; and
•

An emerging growth company will not have to comply with any rules that the Public Company Accounting Oversight Board might adopt requiring audit firm rotation or auditor discussion and analysis of the issuer's financial statements.

Under the JOBS Act, emerging growth companies are subject to scaled financial disclosure requirements. Pursuant to these scaled requirements, emerging growth companies may: (i) provide only two rather than three years of audited financial statements in their IPO Registration Statement; (ii) provide selected financial data only for periods no earlier than those included in the IPO Registration Statement in all SEC filings, rather than the five years of selected financial data normally required; (iii) delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies; and (iv) be exempted from compliance with Section 404(b) of the Sarbanes-Oxley Act, which requires companies to receive an outside auditor's attestation regarding the issuer's internal controls.

We have decided to take advantage of the exemptions provided to emerging growth companies as outlined above. As a result, some investors may find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, during the IPO offering process, emerging growth companies are exempt from: (i) restrictions on analyst research prior to and immediately after the IPO, even from an investment bank that is underwriting the IPO; (ii) certain restrictions on communications to institutional investors before filing the IPO registration statement; and (iii) the requirement initially to publicly file IPO Registration Statements. Emerging growth companies can confidentially file draft Registration Statements and any amendments with the SEC. Public filings of the draft documents must be made at least 21 days prior to commencement of the IPO "road show."

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, before making an investment decision.

Company management has determined that it is in the best interests of the Company to become a reporting company under the Securities And Exchange Act of 1934, and endeavor to establish a public trading market for the Company common stock, because management believes: (i) it will increase the Company's profile as an active company in the Wind Turbine Market, giving it greater identity and recognition which will help in conducting its business: (ii) it will make it easier for the Company to obtain terms from vendors; and (iii) it will make it easier for the Company to attract additional equity capital, which the Company needs in order to further implement its business plan.

The Company is a development stage company and is in need of additional capital to pursue its business plan. The Company proposes to raise up to $5,000,000 to roll-out its business plan and there is no assurance that it will be successful in doing so. Being a fully-reporting public company entails significant additional expense which the Company will have to fund; at present the Company's common stock trades on the OTC Markets – Pink Sheets under the symbol ESCU:PK. The stock currently is traded as a penny stock. As a result, prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

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The Company presently has shares of three (3) different series of Preferred Stock issued and outstanding. The adverse effect of these shares of Preferred Stock upon the Company's Common Stock are as follows: (1) The 1,000 shares of our Series A Preferred Stock currently issued and outstanding, which are owned by our President and Chief Executive Officer, are "super voting" shares and, collectively, are entitled to that number of votes which shall equal Seventy-five percent (75%) of all eligible votes. These shares are not convertible into shares of Common Stock. (2) The 50,000 shares of our Series F Preferred Stock currently issued and outstanding are convertible into 10,000 shares of Common Stock. (3) The 47,696 shares of our Series G Preferred Stock currently issued and outstanding are convertible into 71,544 shares of Common Stock. (4) The 5,953 shares of our Series H Preferred Stock issued and outstanding are convertible into 1,191 shares of our Common Stock.

Corporate Background and Our Business

The Company is a development stage company that is in the process of implementing its business plan, but has had no revenues to date. We are not a blank check company and have no plans or intention to engage in a merger or acquisition with an unidentified company, companies, entity or person, nor do we nor any of our affiliates intend for the Company, once it is publicly traded, to be used as a vehicle for some other private company to become a publicly traded company.

Escue Energy, Inc. was incorporated in the State of Delaware in February, 1988 under the name Technicraft Financial, Ltd. In October 1991, the Company changed its name to LBM-US, Inc. ("LBM"). Pursuant to an agreement effective August, 1994, LBM acquired all of the assets and liabilities of GK Intelligent Systems, Inc., a Texas corporation, in exchange for 6,758,920 shares of LBM common stock which were issued to Gary F. Kimmons and his family partnership. The remaining 963,275 shares of LBM common stock then outstanding were retained by the former shareholders of LBM in transaction treated for accounting purposes as a reverse merger. At that time the Company changed its names to GK Intelligent Systems, Inc. On April 3, 2002, the Company effectuated a 1-for-10 reverse split of its common stock. On May 18, 2005, the Company changed its name to M Power Entertainment, Inc. and effectuated a 1-for-200 reverse split of its common stock. On September 4, 2007, the Company changed its name to eDoorways Corporation and effectuated a 1-for-2,000 reverse split of its common stock. In May 2010, the Company changed its name to eDoorways International Corporation. On October 27, 2011, the Company effectuated a 1-for-1,000 reverse split of its common stock. On May 6, 2013, the Company converted from a Delaware corporation to a Nevada corporation. In April 2015, Sohail Quraeshi, our CEO, was issued 1,000 shares of the Company's Series A Preferred Stock which had previously been issued to our former CEO, Gary Kimmons. Those shares were returned as Treasury stock by Mr.Kimmons, without consideration, and then issued to Sohail Quraeshi as compensation valuedat par value of $0.001 per share. This transaction constituted a change of control of the Company as the Series A Preferred Shares, collectively, votes an equivalent of 75% of all eligible voting shares. On June 23, 2015, a Certificate of Amendment to Articles of Incorporation of the Company, which was filed with the Nevada Secretary of State on June 1, 2015, was declared effective by FINRA – Corporate Actions, whereby the Company effectuated (i) A reduction in the number of authorized shares of common stock from 2,500,370,900 to 250,000,000; (ii) a Change of name from eDoorways International Corporation to Escue Energy, Inc.; and (iii) a 1-for-2,000 reverse split of the Company's common stock, $0.00001 par value per share.

The Company intends to manufacture, sell and deploy advanced, patented, H-type, Straight-Bladed Vertical Axis Wind Turbine (VAWT) technology in the market for utilization of renewable energy sources. EEI has the vision to make EEI vertical axis wind turbines a significant contributor to the Global Green Energy supply portfolio, with environmentally friendly and sustainable energy power systems for grid-connected facilities, and an affordable renewable energy option in utility power generation application. The following devices are illustrative of those we intend to manufacture.

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Large Multi-Megawatt Wind Turbine:

As a new entrant in the market, EEI will offer little threat of competition and instead help accelerate the dramatic developments in the market for renewable energy sources. Proceeds of the offering will be used in part for the development of certified demonstration units. This will be the prime mover in the project, and in marketing and sales promotion. The 3 categories of revenue streams will be 1) Project Developers, 2) Wind Farm Owners, and 3) Technology Licenses.

As compared to the existing multi-megawatt horizontal axis wind turbines, we believe that typical concerns such as noise, safety in operation, birds and bats kill, damage to turbine blades due to lightning strikes, and high maintenance costs have been addressed by the EEI wind turbines patented design.

Small (<100 KW) Wind Turbine:

The Company believes that the Small Wind Turbines, which the Company intends to design, manufacture and market in the United States, Canada and in select international markets, will differ from existing designs of small wind turbines which have problems such as: Reliability, Acceptability of the small wind turbines by the public, and Affordability, due to reduced annual energy production, in areas with low wind conditions. For these reasons, the existing small wind turbine industry is [a] Unable to meet the existing demand, and [b] Powerless to capture the growing market, for small wind turbines,

What distinguish EEI wind turbines from other small wind turbines are their patented design and innovations that specifically address these market concerns. With our EEI vertical axis wind turbines, we believe that we will be well placed to compete with the local and international companies manufacturing small wind turbines.

Our current headquarters are located at 1755 Wittington Place, Suite 340, Dallas, TX 75244. Our website is located at www.escueenergy.com. Our telephone number is 972-863-1354.

THE OFFERING

Securities offered:	2,000,000 shares of Common Stock, $0.00001 par value per share

Offering price:	$2.50 per share

Shares outstanding prior to the offering:	41,135,059 shares of Common Stock

Shares to be outstanding after the offering, if fully subscribed:	43,135,059 shares of Common Stock

Use of proceeds:

$5,000,000

• General and Administrative Costs

• Blueprints and design for the 2, 10, 20 and 100 KW Wind Turbines

• Building 4 prototypes

• Testing

• Obtaining certification of prototypes by USA and Canadian authorities

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SUMMARY FINANCIAL AND OPERATING INFORMATION

Selected Financial Data

We are a smaller reporting company and not required to provide this information.

Supplementary Financial Information

We are a smaller reporting company and not required to provide this information.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this registration statement, prospective purchasers of the securities offered hereby should consider carefully the following factors in evaluating the Company and its business.

The securities we are offering through this registration statement are speculative by nature and involve an extremely high degree of risk and should be purchased only by persons who can afford to lose their entire investment. We also caution prospective investors that the following risk factors could cause our actual future operating results to differ materially from those expressed in any forward looking statements, oral, written, made by or on behalf of us. In assessing these risks, we suggest that you also refer to other information contained in this registration statement, including our financial statements and related notes.

RISKS RELATED TO OUR COMPANY AND OUR INDUSTRY

EMERGING GROWTH COMPANY STATUS. We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. We have decided to take advantage of the exemptions provided to emerging growth companies and as a result our financial statements may not be comparable to companies that comply with public company effective dates. In addition, some investors might find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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INVESTMENT IN OUR SHARES IS SPECULATIVE. The shares of our common stock being offered by the Company are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

WE ARE DEPENDENT UPON EXTERNAL FINANCING TO FUND OUR ONGOING OPERATIONS AND IMPLEMENT OUR BUSINESS PLAN. Currently, we are dependent upon external financing to fund our operations. We project that the Company will need over the next 24 months approximately $5,000,000 in additional working capital to meet short term liquidity requirements and to begin implementation of our business plan. Of this sum, approximately $100,000 is estimated to be required to fund our public reporting requirements. It is imperative that we obtain this external financing to finance ongoing operations. We currently do not have commitments from third parties for additional capital. We cannot be certain that any such financing will be available, or available on commercially reasonable terms.

Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require us to curtail or cease operations, sell off our assets, and/or perhaps seek protection from our creditors through bankruptcy proceedings.

Furthermore, additional equity financing, if obtained, may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, which may require that we relinquish valuable rights.

WE HAVE NOT PROVEN THAT WE CAN GENERATE A PROFIT. IF WE FAIL TO GENERATE INCOME AND ACHIEVE PROFITABILITY, AN INVESTMENT IN OUR SECURITIES MAY BE WORTHLESS. We have no operating history and have not proved we can operate successfully. We face all of the risks inherent in a new business. If we fail, your investment in our common stock will become worthless. From inception in February 1988 to the period ended December 31, 2015, we have incurred a net loss of $3,054,848 and did not earn any revenue. We do not currently have any revenue producing operations.

NO ASSURANCE WE WILL BE SUCCESSFUL AND ULTIMATELY OPERATE PROFITABLY. We are currently operating at a loss, and there is no assurance that our plans and strategies will be successful, or that we will be able to operate profitably. If we cannot operate profitably, you could lose your entire investment. We may not generate sufficient revenues in the next twelve months to become profitable and therefore will have to rely solely on the cash we raise from the private sale of debt or equity securities. Our ability to privately sell our securities is uncertain, as are the future terms upon which they might be sold.

OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO EXECUTE ON OUR MARKETING STRATEGY. We have and will continue to focus our marketing of the wind turbine products. If our assumptions regarding our marketing efforts and strategies prove incorrect, our ability to generate profits from may be less than we have assumed. In such case, we may need to increase expenses or otherwise alter our strategy and our results of operations could be negatively impacted.

WE MAY INCUR LOSSES IN THE FUTURE AS WE EXPAND OUR BUSINESS. We had an accumulated deficit of $3,118 ,613 as of December 31, 2015. We anticipate that our profitability will be impacted as we continue to invest in our growth, through increased spending in some areas. These efforts may prove more difficult than we currently anticipate, and we may not succeed in realizing the benefits of these efforts in a short time frame, or at all. Many of our efforts to generate revenue from our business are new and unproven, and any failure to increase our revenue could prevent us from attaining or increasing our profitability. We cannot be certain that we will be able to attain or increase profitability on a quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

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WE OPERATE IN A HIGHLY COMPETITVE INDUSTRY MUST COMPETE SUCCESSFULLY IN ORDER TO GROW OUR BUSINESS. We expect competition in the wind turbine industry to continue to increase. Many of our potential competitors have longer operating histories, significantly greater financial, marketing and other resources. These factors may allow our competitors to benefit from their existing customer base with lower customer acquisition costs or to respond more quickly than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate revenue from their customer bases more effectively than we will be able to do.

GOVERNMENT REGULATION OF THE WIND TURBINE INDUSTRY AND UNFAVORABLE CHANGES OR FAILURE BY US TO COMPLY WITH THESE REGULATIONS COULD SUBSTANTIALLY HARM OUR BUSINESS AND RESULTS OF OPERATIONS. We are subject to general business regulations and laws as well as regulations and laws specifically governing the use of wind turbines. Specifically, with respect to Federal agencies, projects involving wind turbines are subject to FAA lighting requirements, FAA and FCC regulations for signal interference, and Environmental Protection Agency regulations under the Endangered Species Act. In order to meet certain regulations our products are required to be tested and certified by the American Wind Energy Association, a non-governmental group. At the state and local level in the United States there are zoning and land use regulations for the installation of wind turbines. Existing and future regulations and laws could impede the growth of the wind turbine industry. Adverse legal or regulatory developments could substantially harm our business.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR MAY BE ACCUSED OF INFRINGING INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. We regard our patents, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees and others to protect our proprietary rights. Effective intellectual property protection may not be available in every country in which our deals are made available. We also may not be able to acquire or maintain appropriate domain names or trademarks in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring and using domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights. We may be unable to prevent third parties from using and registering our trademarks, or trademarks that are similar to, or diminish the value of, our trademark in some countries.

The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights. While, we are not currently subject to lawsuits and/or disputes related to our intellectual property and service offerings, we may in the future be subject to such litigation and disputes. The costs of engaging in such litigation and disputes are considerable, and there can be no assurances that favorable outcomes will be obtained.

We may be subject to third party claims that we infringe their proprietary rights or trademarks. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

OUR BUSINESS DEPENDS ON A STRONG BRAND AND IF WE ARE NOT ABLE TO BUILD, MAINTAIN AND ENHANCE OUR BRAND, OUR ABILITY TO EXPAND OUR MARKET WILL BE IMPAIRED AND OUR BUSINESS AND OPERATING RESULTS WILL BE HARMED. We believe that the brand identity that we intend to develop will significantly contribute to the success of our business. We also believe that maintaining and enhancing a brand is critical to expanding our market. Building, maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain our brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive.

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RISKS RELATED TO THIS OFFERING

OUR COMMON STOCK IS CURRENTLY TRADED ON THE OTC MARKETS, INC. – PINK SHEETS. Our common stock is currently traded on the OTC Markets, Inc. – Pink Sheets, which by many investors is not deemed a top tier market. To be quoted on the OTC Markets, Inc. higher level, the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. To date, we have not engaged a market maker to apply for quotation on the OTCQB on our behalf. However, we will seek to have the shares quoted by a market maker on the OTCQB immediately following the effectiveness of this registration statement.

Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, once and if our shares are registered on the OTCQB, sales or purchases of relatively small blocks of common stock could have a significant impact on the price at which our common stock is traded. The trading price of our common stock may be affected by a number of factors, including events described in the Risk Factors set forth in this Prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the Wind Turbine industry, and other events or factors. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

WE HAVE SHARES OF PREFERRED STOCK ISSUED AND OUTSTANDING WHICH AFFECT THE VOTING RIGHTS OF HOLDERS OF COMMON STOCK AND COULD, IF CONVERTED INTO COMMON STOCK, CAUSE A DILUT ION OF THE OTHER SHARES OF COMMON STOCK. The Series A Preferred Stock owned by our President and Chief Executive Officer has voting rights equivalent to 75% of all eligible voting rights including those rights held by owners of our common stock, thus reducing the voting rights of holders of common stock. In addition, the holders of shares of Series F. G and H Preferred Stock have the right to convert such shares into an aggregate of 58,887 shares of common stock. If converted this would cause a dilutive effect upon other shares of common stock issued and outstanding.

FUTURE SALES OF SHARES COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK. Increased sales of shares of common stock in the public market could adversely affect the market price of our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE; ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

10

OUR STOCK IS PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS AND FINRA'S SALES PRACTICES REQUIREMENTS, WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Our shares of common stock may be deemed to be "penny stock" as that term is defined in Regulation Section "240.3a51-1" of the Securities and Exchange Commission (the "SEC"). Penny stocks are stocks: (a) with a price of less than U.S. $5.00 per share; (b) that are not traded on a "recognized" national exchange; (c) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ - where listed stocks must still meet requirement (a) above); or (d) in issuers with net tangible assets of less than U.S. $2,000,000 (if the issuer has been in continuous operation for at least three years) or U.S. $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than U.S. $2,675,000 for the last three years. Section "15(g)" of the United States Securities Exchange Act of 1934, as amended, and Regulation Section "240.15g(c)2" of the SEC require broker dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common shares are urged to obtain and read such disclosure carefully before purchasing any common shares that are deemed to be "penny stock". Moreover, Regulation Section "240.15g-9" of the SEC requires broker dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker dealer to: (a) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (b) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (c) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in (ii) above; and (d) receive a signed and dated copy of such statement from the investor confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for our investors to resell their shares of common stock to third parties or to otherwise dispose of them. Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The low price of our common stock might have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company's shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

11

CURRENTLY, NONE OF OUR SECURITIES MAY BE RESOLD PURSUANT TO RULE 144.

We are a "shell company" within the meaning of Rule 405, promulgated pursuant to the Securities Act, because we have nominal assets and nominal operations. Accordingly, our issued securities can only be resold through registration under Section 5 of the Securities Act of 1933, Section 4(1), if available, for non-affiliates or by meeting the conditions of Rule 144(i). A holder of our securities may not rely on the safe harbor from being deemed a statutory underwriter under Section 2(11) of the Securities Act, as provided by Rule 144, to resell his or her securities. Resales of our securities may be made only after we (i) are not a shell company , as defined by Rule 144(i)(1)(i), (ii) have filed current "Form 10 Information" with the SEC reflecting our status as an entity that is no longer a shell company and (iii) have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that we may be required to file such reports and materials, other than Form 8-K reports). "Form 10 Information" is, generally speaking, the same type of information as we are required to disclose in this registration statement. In summary, one year must elapse from the date that the Company files Form 10 Information before our securities may be resold in reliance on the exemption from registration under Rule 144.

These circumstances regarding how Rule 144 applies to shell companies will hinder the resale of shares of the Company until the aforesaid conditions are met.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS REDUCES THE COST-EFFECTIVENESS OF SHAREHOLDER DERIVATIVE LAWSUITS AGAINST THE COMPANY, ITS OFFICERS AND DIRECTORS.

Our bylaws include a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes, subject to certain exceptions. We intend to obtain directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

AS A PUBLIC COMPANY, WE WILL BE REQUIRED TO MEET PERIODIC REPORTING REQUIREMENTS UNDER SEC RULES AND REGULATIONS. COMPLYING WITH FEDERAL SECURITIES LAWS AS A PUBLIC COMPANY IS EXPENSIVE AND WE WILL INCUR SIGNIFICANT TIME AND EXPENSE ENHANCING, DOCUMENTING, TESTING AND CERTIFYING OUR INTERNAL CONTROL OVER FINANCIAL REPORTING.

We intend to be publicly-traded company with our stock trading on OTC Markets, Inc. – QB level ("OTCQB") and, as a result, we will be subject to the periodic and current reporting requirements of Section 13(a) of the Exchange Act of 1934, as well as the beneficial ownership and short-swing rules under Sections 16 and 13(d) and the tender offer and proxy rules under Sections 13E and 14 of the Exchange Act of 1934.

We will be required to file periodic reports containing our financial statements within a specified time following the completion of each quarterly and annual period, which comply with SEC rules and regulations, including audited financial statements. We may experience difficulty in meeting these SEC reporting requirements. Any failure by us to file compliant periodic reports with the SEC in a timely manner could harm our reputation and reduce the trading price of our common stock, once and if it becomes publicly traded.

As a public company we will incur significant legal, accounting, insurance and other expenses. Compliance with the Sarbanes-Oxley Act of 2002 and with other SEC and rules, will increase our legal and financial compliance costs and make some activities more time-consuming and costly. We cannot predict or estimate with precision the amount of additional costs we may incur or the timing of such costs.

Furthermore, SEC rules require that our chief executive officer and chief financial officer periodically certify the existence and effectiveness of our internal controls over financial reporting. However, smaller reporting companies are not be required to obtain auditor attestation with respect to management's conclusion about the effectiveness of internal controls over financial reporting. It is our intention to avail ourselves of this exemption for as along we remain a smaller reporting company.

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WE WILL BE EXEMPT FROM EVALUATING AND DISCLOSING THE EFFECTIVENESS OF OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING FOR A PERIOD OF TIME.

We will not be required to evaluate the effectiveness of our internal controls over procedures for financial reporting nor will we be required to disclose the results of such evaluation, until the filing of our second annual report. The lack of such evaluations may lead to an extended period of inadequate internal controls which could jeopardize the accuracy of our financial reporting, the result of which would be that investors would not be aware of any inaccurate reporting of our financial affairs.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements and are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Statements that are not based on historical facts, which can be identified by the use of such words as "likely," "will," "suggests," "target," "may," "would," "could," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," and similar expressions and their variants, are forward-looking. Such statements reflect our judgment as of the date of this prospectus and they involve many risks and uncertainties, including those described under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", and elsewhere herein. These risks and uncertainties could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update forward-looking statements.

USE OF PROCEEDS

We propose to sell up to 2,000,000 shares of our Common Stock at a price of $2.50 per share for a maximum gross proceeds of $5,000,000. The proceeds are to be used as follows over a period of 2 years:

•	Estimated for Expenses to meet Public Reporting Requirements - $100,000

•	Total General and Administration Expenses and Research and Development expenditures for the design of the 2, 10, 20, and 100 KW Wind Turbines prototype demonstration units. - $1,920,000

•

Total General and Administration Expenses of new subsidiary in Canada to build, install and test the 4 prototype units, consisting of rent at $120,000 and salary to Chief Technology Officer/Director at $60,000 and as Director at $120,000 *

•	Building, testing, and installing of 4 prototype units - $2,300,000

•	Operational testing and obtaining certification of prototypes by USA and Canadian authorities - $500,000

•

The expenses for rent are an estimate for a facility to house the operations of this subsidiary. The salary to the Chief Technology Officer/Director has not yet been fixed in an employment agreement, but are reasonable estimates of such costs.

In the event that less than the maximum offering is subscribed for, we will proceed with the development of the prototype Wind Turbines in the following order depending upon the funding available: 2KW, 10KW, 20KW and 100KW.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

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DETERMINATION OF OFFERING PRICE

The fixed offering price of $2.50 may not reflect the market price of our shares after the offering. The offering price does not bear any relationship whatsoever to our assets, earnings, book value or any other objective standard of value. We selected the price for the common stock based upon the present bid/ask price of our common stock, the size of our market, our perception of our own uniqueness in the market and our beliefs about trends in our industry. Among the other factors we considered in determining the offering price that served to decrease it significantly were our lack of operating history, our succession of losses to date, or lack of liquid assets, and our continuing need for outside capital through the sale of equity or debt securities assumption in order to keep operating our business.

The following information has been obtained from OTC Markets, Inc.

Period	High Bid	Low Bid
01/01/16 - 01/31/16	$2.50	$0.75
02/01/16 - 02/29/16	$2.25	$2.25
03/01/16 – 03/31/16	$3.50	$2.25
04/01/16 – 04/30/16	$3.50	$2.50
05/01/16 – 05/31/16	$2.50	$2.00
06/01/16 – 06/30/16	$2.00	$2.00
07/01/16 – 07/31-16	$2.00	$2.00
08/01/16 – 08/31/16	$2.00	$2.00
09/01/16 – 09/30/16	$2.00	$2.00

The bid prices are rounded to the closest whole cent and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

DILUTION

We currently have 41,135,059 shares of our Common Stock issued and outstanding. The shares that are currently being registered under this registration statement will have a dilutive effect on those shares presently issued and outstanding. Following is a table to reflect the dilutive effect of the shares being registered under this registration statement upon those shares currently issued and outstanding.

	Prior to Public Offering	After Public Offering
	6/30/2016	6/30/2016

Book Value	$(1,045,210)
Number of Shares	41,135,058	43,135,058
Cash Payments from the Public Offering		$5,000,000
Book Value after Pubic Offering		$3,954,790
Book Value per share	$(0.03)	$0.09

Diluted earning calculations:
Numerator:
Net loss attributable to common stock	$(3,315,383)	$(3,315,383)

Denominator:
Denominator for basic earnings per share-
Weighted average shares outstanding	41,135,058	41,135,058
Denominator for diluted earnings per share-
Weighted average shares outstanding	41,135,058	43,135,058

Basic earnings per share	$(0.080598)	$(0.080598)
Diluted earnings per share	$(0.080598)	$(0.080598)

229.506 (a) Net tangible Book Value Per Share	$(0.03)	$0.09

229.506 (b) Increase in Net tangible Book Value Per Share attributable to the cash payments made by the purchasers of the shares being offered		0.12

229.506 (c) The amount of immediate dilution from the public offering price which will be absorbed by such purchasers		0.003681

Comparing the Average Price paid by the existing shareholders with the payment per share by public offering

Total number of Shares	41,135,058	2,000,000
Total amount paid	$(1,054,210)	$5,000,000
Average Price Paid	(0.03)	2.5

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PLAN OF DISTRIBUTION

The shares will be sold at the fixed price of $2.50 throughout the duration of the offering.

All offerings and sales will be conducted by officers, directors or employees of the Company who will act in compliance with the restrictions within the safe harbor provided under Rule 3a4- 1 promulgated under the Securities Act of 1933. Those officers, directors or employees of the Company who participate in such offerings and sales (1) will not be subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Securities Act of 1933, (2) will not be compensated in connection with such participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities and (3) will not at the time of the participation be an associated person of a broker-dealer. Furthermore, such officers, directors or employees (i) is intended at the end of the offering to perform substantial duties on behalf of the Company otherwise than in connection with the transactions in securities, (ii) will not have been a broker or dealer or an associated person of a broker dealer within the 12 months preceding this O ffering and (iii) will not participate in the selling of this Offering or an offering by any other issuer more than once in every 12 months.

EXPENSES OF REGISTRATION

We are bearing all costs relating to the registration of the shares of common stock offered hereby. These expenses are estimated to be $35,000.00, including, but not limited to, legal, accounting, printing and mailing fees.

LEGAL PROCEEDINGS

On August 31, 2006, Deanna S. Slater, an independent contractor formerly with M Power Entertainment, Inc. (predecessor to Escue Energy, Inc.), brought suit in County Civil Court at Law Number Four in Harris County, Texas, Docket Number 872,560, alleging breach of contract, quantum meruit, promissory estoppel and for attorney's fees. No specific dollar amount was claimed by Ms. Slater, and the Court on December 29, 2006 granted our Special Exceptions and she was required to re-plead her petition alleging the amount she sought in damages along with certain other pleading requirements. The pre-lawsuit demand for payment was $15,785.25. Trial was had on this matter in November 2007. On December 31, 2007, the Court awarded Deanna S. Slater the sum of $3,400 in damages and $5,000 in attorney's fees. The Judgment remains in effect as of the date hereof.

A lawsuit was initiated against the Company in the matter entitled Growth Acceleration Partners vs. eDoorways International Corporation, Ian Mitchell and eDoorways Corporation, Inc. on November 17, 2010 in the 345th Judicial District of Travis County, Texas in Cause N. D-1-GN-10-004048. A Motion to Retain was filed by the Plaintiff in June 2013 and settlement negotiations resulted in an Agreed Judgment in favor of Plaintiff of $7,995 with attorney's fees of $17,989 which was entered by the Court on December 6, 2013. There was a Forbearance Agreement from execution for six months from entry. The Judgment remains in effect as of the date hereof.

Neither of the plaintiffs in the proceedings described above have initiated any attempts to collect on the judgments rendered in their favor. It is the belief of the Company and legal counsel that, in the event that attempts were made to collect such judgments, the Company could reach settlements on terms favorable to the Company. In the event that collection on these judgments is pursued by the Plaintiffs and settlements cannot be reached, the Company could face the imposition of liens on its assets and/or levies of the Company’s bank accounts. To prevent these collection actions, the Company could utilize funds from this offering which are classified as general and administrative or raise additional capital to satisfy such judgments. In any event, due to the small total amount of the judgments, the Company believes that the financial impact upon the Company is not material.

We are not aware of any other claims or assessments, other than described above, which may have a material adverse impact on our financial position or results of operations.

15

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers. Also the principal officers and positions with us held by each person and the date such person became our director, executive officer. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. The family relationships among our directors and executive officers is as follows: Saeed Quraeshi is the brother of Sohail Quraeshi who is the father of Shahmir Quraeshi.

Name	Position	Date of Appointment/Election

Saeed Quraeshi	Chairman of the Board, Chief Technology Officer	April 4, 2015

Sohail Quraeshi	Chief Executive Officer, President	April 4, 2015
Director

Madhu Sethi	Chief Operating Officer	April 4, 2015
Director

Shahmir Quraeshi	Chief Financial Officer, Secretary, Treasurer	April 4, 2015

Murugan Venkatachalam	Corporate Controller	March 1, 2016

BIOGRAPHIES

Saeed Quraeshi (82) – Chairman of the Board and Chief Technology Officer. Mr. Quraeshi is a graduate of Oklahoma State University with a Master's of Science in Mechanical Engineering, Power Option (specializing in power generation). Mr. Quraeshi has over 45 years of experience in consulting experience, of which 20 years have been in the energy field and 25 years have been in the design and engineering of electrical generation projects. Mr. Quraeshi has actively participated in the Canadian wind energy program since 1978. He is the designer of the 4-MV, project EOLE – the world's largest Vertical Axis Wind Turbine Generator power plant located in Cap Chat, Quebec. He is the developer of the innovative design for small vertical-axis wind turbines which are the basis of the Company's patents. Since 1988, he has provided independent consulting engineering services through his company, Eoletech, Inc. based in Montreal, Canada, on power projects to clients (CANATOM, Hydro Quebec, Ontario Hydro, RSW and MONENCO).

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Sohail Quraeshi (59) – Chief Executive Officer, President and director. Mr. Quraeshi is a graduate of Buckingham University in the United Kingdom (L.Sc. Economics). He has been actively involved in the financial and securities industry as a Security Analyst with various international banking institutions in the United States, Asia Europe and the Middle East. In 2004, he co-founded and was Chairman of Kosmo Systems, a digital media company and leading provider of content for Mobile Devices in the WiFi arena, which he sold in 2006. Beginning in 2006 until present, Mr. Quraeshi founded and served as CEO / Managing Director of Shama Capital Partners, LLC, a Royal Palm Beach, Florida - based provider of strategic consulting services to assist clients to identify, develop and participate in high-return business and financial opportunities, relying on an international network of leaders in business, government, non-governmental organizations and academic institutions.

Madhu Sethi (53) – Chief Operating Officer and director. Mr. Sethi is a graduate of St. John's University (New York) with undergraduate (B. Commerce) and graduate (MBA – Business /International Marketing) degrees. Mr. Sethi has extensive executive management experience. In 1989 in founded and was the President and CEO of Innovation Computers, a Miami-based computer firm. He served in this capacity until 1998. From 1999 to 2002, he was a founder and Executive Vice President of World Link Technologies, a Miami-based Telecom company selling calling cards and long distance telephone service. From 2002 until 2007, he was a founder and Executive Vice President of Workers Equity, a Dubai (UAE)-based entity providing money transfer company dealing with outward remittances. From 2007 until 2014, Mr. Sethi served as President of Jaipuria Group,a Pepsi-Cola bottle based in New Delhi, India. Beginning in 2012 until present, Mr. Sethi served as a Managing Director Shama Capital Partners, LLC, a Royal Palm Beach, Florida-based provider of strategic consulting services to assist clients to identify, develop and participate in high-return business and financial opportunities, relying on an international network of leaders in business, government, non-governmental organizations and academic institutions.

Shahmir Quraeshi (28) – Chief Financial Officer, Secretary and Treasurer. Mr. Quraeshi received his undergraduate education at American International University and a Master's degree in Leadership and Management from Palm Beach Atlantic University. In 2006, Mr. Quraeshi started his career training as an analyst with Crossbow Ventures, a leading South Florida venture capital firm. He worked there from 2006 to 2007. From 2007 to 2008, he was Office Manager of Qualities Imaging Center, a medical imaging company in Wellington Florida. From 2008 to present he has been a co-owner and President of Royal Palm Beach Medical Group, a medical group based in Royal Palm Beach, Florida. (Under Florida law, a non-physician such as Mr. Quraeshi may own and manage a medical practice in which all medical services are provided by licensed physicians). From 2009 to present, he was also the founder and manager of Escue Polo, LLC, a Florida-based entity engaged in the sale of clothing.  Beginning in 2012 until present, Mr. Quareshi has served as Chief Financial Officer of Shama Capital Partners, LLC, a Royal Palm Beach, Florida-based provider of strategic consulting services to assist clients identify, develop and participate in high-return business and financial opportunities, relying on an international network of leaders in business, government, non-governmental organizations and academic institutions. He has an extensive knowledge of private equity and structured finance.

Murugan Venkatachalam (62) – Corporate Controller. Mr. Venkatachalam received his Master's degree and Ph.D. in Finance from the University of Madras, India. He is also a chartered accountant in India. From April 10, 2006 to present he has served as Corporate Controller for Model Shipways, Inc., a Florida-based manufacturer of ship model kits.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

None of our officer nor directors, promoters or control persons have been involved in the past ten years in any of the following:

(1)	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)

Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4)

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

No event described above has been omitted from this prospectus on the basis that such event is not material or on any other grounds.

COMMITTEES: AUDIT COMMITTEE FINANCIAL EXPERT

The Company does not currently have an Audit Committee.

CODE OF ETHICS

The Company has not adopted a Code of Ethics.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2016 with respect to the beneficial ownership (1) of the Company's outstanding Common Stock and Preferred Stock by (i) any holder of more than five (5%) percent; (ii) the Company's executive officer and directors; and (iii) the Company's directors and executive officer as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise indicated, the address of each stockholder listed in the table is correct. As of the date of this Prospectus, there are 41,135,059 shares of common stock, 1,000 shares of Series A preferred stock, 50,000 shares of Series F preferred stock, 47,696 shares of Series G preferred stock, and 5,953 shares of Series H preferred stock issued and outstanding.

Stock Class	Name/Title	Number of Shares (2)	Percent of Class Issued and Outstanding Before Offering	Percent of Class Issued and Outstanding After Offering

	Officers and Directors

Common	Saeed Quraeshi (1) Chairman of the Board, Chief Technology Officer	-0-	-0-	-0-

Common	Sohail Quraeshi (1)(3) Chief Executive Officer, President and director	40,000,000	97.24	92.73

Common	Madhu Sethi (1) Chief Operating Officer and director	-0-	-0-	-0-

Common	Shahmir Quraeshi (1) Chief Financial Officer, Secretary and Treasurer	-0-	-0-	-0-

Common	Murugan Venkatachalam (1) Corporate Controller	-0-	-0-	-0-

Common	Officers and Directors as a Group (5 Members)	40,000,000	97.24	92.73

Preferred A	Sohail Quraeshi Chief Executive Officer, President and director (1)	1,000	100	100

	5% or Greater Shareholder

Common	Escue Wind S.L (1) (3)	40,000,000	97.24	92.73

Preferred A	Sohail Quraeshi (1)	1,000	100	100

Preferred F	Ajene Watson LLC (4) Attn: Ajene Watson 48 Wall Street 11th Floor New York, NY 10005	50,000	100	100

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Preferred G	Michael Cummings c/o Ann W. Collins 2205A Thornton Rd. Austin, TX 78704	42,926	89	89

	Johnnie Fox c/o Ann W. Collins 2205A Thornton Rd. Austin, TX 78704	4,770	11	11

Preferred H	Richard Davis c/o InvestorsVoice LLC 4920 Magnolia Cove Kingwood, TX 77345	5,953	100%	100%
________________

(1)	The address for this individual is c/o Escue Energy, Inc., 1755 Wittington Place, Suite 340, Dallas, TX 75244

(2)

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. No shares that are beneficially held by beneficial owners or management are attributable to any convertible securities, option or warrant, as there are none outstanding. Unless otherwise indicated, to our knowledge based upon information produced by the persons and entities named in the table, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person or entity.

(3)	Sohail Quraeshi is deemed to be a beneficial owner of these shares, as he is the record owner of Escue Wind, S.L., a Spanish corporation.

(4)	To the best knowledge of the Company, Ajene Watson is the natural person with voting/dispositive powers of this entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

On September 1, 2015, the Company entered into a Patent Sale Agreement with Escue Wind S.L, a Spanish corporation (the "Seller), whereby the Company acquired certain United States and Canadian Patents for a "Straight-Bladed Vertical Axis Wind Turbine" (the "Patent Rights"). The Seller had previously acquired the Patent Rights from Saeed Quraeshi, our Chairman of the Board and Chief Technology Officer in a transaction which occurred on March 1, 2015. No money or other like consideration was given to Saeed Quraeshi by the Seller. The acquisition of the Patent Rights by the Seller from Saeed Quraeshi was done in return for the Seller agreeing to monetize the Patent Rights around a fully-funded business plan and the Company will, upon funding, create a Canadian subsidiary headed by Saeed Quraeshi who will establish a production facility in Canada and recruit the necessary engineers to build key components that we consider proprietary and also source outside manufacturers to build the prototype units. The Company will use proceeds of the Offering to fund an employment contract with Saeed Quraeshi and the leasing of facilities for the proposed Canadian facility, where the prototype wind turbines will be assembled and tested. The terms of such an employment agreement have not been finalized, but it is expected that the employment agree will provide for a salary of $ 2, 500 per month as Chief Technology Officer and $5,000 per month as Chairman of the Board. The Patent Sale Agreement also provided for a royalty-free, non-exclusive, non-sub-licensable perpetual right and license to the Patent Rights in favor of the Seller to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit any of Seller's or any Affiliates' processes and products utilizing the Patent Rights. On March 1, 2016, the Company and the Seller amended the Patent Sale Agreement to delete the license provisions of the Patent Sale Agreement. (Please refer to Exhibit 10.4.1 and 10.4.2). The consideration paid by the Company to the Seller was Cash in the amount of $10.00 and 40,000,000 shares of the Company's common stock, with the total value of the transaction being $40,000,010.00. The Chief Executive Officer of the Seller is Sohail Quraeshi, who is also the Chief Executive Officer, President and a Director of the Company, Sohail Quraeshi is the record owner of Escue Wind S.L. The value ascribed to the transaction was based upon a valuation report issued by Kerry Capital Advisors, Inc. [THE COMPANY HAS PROCURED THIS PROFESSIONAL REPORT FOR THE BENEFIT OF MANAGEMENT, BUT YOU MAY NOT RELY UPON IT FOR THE TRUTH OR ACCURACY OF ITS CONTENT]. Escue Wind, S.L. paid the sum of $5,000 to Kerry Capital Advisors, Inc. for the valuation report. Neither the Company nor any of its officers, directors or affiliates has any other relationships with Kerry Capital Advisors, Inc. or any of its affiliates. Reference is made to Note 13 to the Audited Financial Statements of the Company for the period ended December 31, 2015 for more detailed information concerning the valuation report, which is included in this prospectus as Exhibit 23 .3.

The Company, to date, has been unable to raise the funds necessary to implement its business plan. As a result thereof, the re is no correlation with the actual results to date versus the projections provided to the valuation company which assume that the Company’s business plan is operational.

During the fiscal years ended December 31, 2015 and 2014, the Company issued shares of common stock in lieu of accrued but unpaid salaries to certain officers of the Company as follows:

Name of Officer	Position	Number of Shares *	Dollar Value	Date
Gary Kimmons (through The Kimmons Family Trust Partnership)	Former CEO	1,456,702,076	$728,351	3/25/2014
Chris Mitchell	Former CFO	188,941,497	$92,582	3/25/2014
Lance Kimmons	Former Director of Operations	150,000,000	$90,000	3/25/2014

__________

(*)Pre-split (reverse) of 1-for-2,000 effective June 23, 2015.

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Director Independence

At this time we do not have a policy that our directors or a majority are independent of management. As of the date of this Prospectus, we have 3 directors. It is our intention to implement a policy in the future that a majority of the Board member be independent of our management as the members of the board of director's increases after implementation of our business plan. A director is considered independent if the Board affirmatively determines that the director (or an immediate family member) does not have any direct or indirect material relationship with us or our affiliates or any member of our senior management or his or her affiliates. The term "affiliate" means any corporation or other entity that controls, is controlled by, or under our common control, evidenced by the power to elect a majority of the Board of Directors or comparable governing body of such entity. The term "immediate family member" means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in law, brothers- and sisters-in-laws and anyone (other than domestic employees) sharing the director's home.

Committees: Audit Committee Financial Expert.

The Company does not currently have an Audit Committee.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

Our Articles of Incorporation authorize the issuance of 250,000,000 shares of common stock, $0.00001 par value per share, and 141,001,000 shares of preferred stock, $0.001 par value per share, 1,000 shares of which are Series A, 50,000,000 shares of which are Series F, 60,000,000 shares of which are Series G and 10,000,000 shares of which are Series H. As of August 22, 2016, there were 41,135,058 outstanding shares of common stock, 1,000 outstanding shares of Series A Preferred Stock, 50,000 outstanding shares of Series F Preferred Stock, 47,696 outstanding shares of Series G Preferred Stock and 5,953 outstanding shares of Series H Preferred Stock. The Company has previously rescinded Series B, C, D and E. Set forth below is a description of certain provisions relating to our capital stock.

As provided for in Article II Section 8 of our By-laws, one-fourth (1/4) of the outstanding shares of the Company entitled to vote shall constitute a quorum at a meeting of shareholders.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

The shares of Common Stock are currently traded on the OTC Markets, Inc. under the symbol ESCU: Pink Sheets. There are currently 221 shareholders of record of the Company's common stock.

The following table sets forth the high and low bid range for the Company's common stock by quarter from January 1, 2014 through December 31, 2015 and the interim period subsequent to December 31 2015. The information contained in the table is as reported by OTC Markets, Inc. and such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent action transactions.

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	Bid Range:
Period	High	Low
1/01/2014 – 3/31/14	$1.00	$1.00
4/01/14 - 6/30/14	$55.00	$0.04
7/01/14 – 9/30/14	$3.60	$0.80
10/01/14 – 12/31/14	$6.00	$1.00
1/01/15 – 3/31/15	$10.60	$1.00
4/01/15 – 6/30/15	$7.00	$0.60
7/01/15 – 9/30/15	$1.95	$0.40
10/01/15 – 12/31/15	$3.00	$0.75
1/01/16 – 3/31/16	$3.50	$0.754
04/01/16 – 04/30/16	$3.50	$2.50
05/01/16 – 05/31/16	$2.50	$2.00
06/01/16 – 06/30/16	$2.00	$2.00
07/01/16 – 07/31-16	$2.00	$2.00
08/01/16 – 08/31/16	$2.00	$2.00
09/01/16 – 9/30/16	$2.00	$2.00

The table immediately above, while setting forth the High/Low Bid Ranges, should not be interpreted to mean that there is an established public trading market for our common stock, as all trading has been either limited or sporadic.

As there is no established public trading market for our common stock, the following is disclosed with respect to our common share equity as it is presently constituted:

•	There are no outstanding options or warrants to purchase shares of common stock.

•

There are no Notes convertible into shares of common stock currently issued and outstanding (all previously existing convertible notes were cancelled pursuant to the Settlement Agreement and Release dated August 9, 2013 [See Exhibit 10.11]. The Company has satisfied the stock issuance provisions of the Agreement (Section 1.2) . To date, while the Company is in default under the Settlement Agreement for non-payment of the cash payments (Section 1.1) totaling $300,000, there has been no demand made for payment.

•

Certain shares of preferred stock are convertible into shares of common stock, as follows: Series F up to 10,000 of common stock; Series G up to 71,544 shares of common stock; Series H up to 1,191 shares of common stock.

•

There are no shares of common stock which the Company has agreed to issue which are subject either to Rule 144 or which the Company intends to register under the Securities Act. However, a maximum of 1,135,038 shares of common stock would be eligible for resale under Rule 144, if those shares met the conditions prescribed by Rule 144.

Preferred Stock

Series A – The Series A Preferred Stock is not entitled to dividends, has no liquidation preference and is not convertible into shares of common stock. With respect to voting rights, the shares, collectively, are entitled to that number of votes which shall equal Seventy-five percent (75%) of all eligible votes. There is currently 1 shareholder of record of the Company's common stock.

Series F – The Series F Preferred Stock is entitled to a quarterly dividend of 5% per annum. The accrued dividend, may, at the option of the holder, be converted into common stock of the Company at a conversion price equal to the closing price of the Company's common stock as of the date of declaration of the dividend (or the most recent trading day if there were no trades on the dividend declaration date). The shares are entitled to a liquidation preference of $1 .00 per share, plus unpaid accrued dividends. The shares may be converted into shares of common stock at the option of the holder with a conversion rate of Five (5) shares of Series F Preferred Stock for each share of common stock with no fractional shares being issued. The holder of the Series F Preferred Stock has optional redemption rights as to the principal amount and accrued interest. The Series F Preferred Stock, if fully converted into shares of the Company's common stock would, in the aggregate, be equal to 10,000 shares of common stock.  Each share of Series F Preferred Stock is entitled to one (1) vote.  There is currently 1 shareholder of the Company's Series F Preferred Stock. The principal amount of the Series F Preferred Stock is $50,000.

Series G – The Series G Preferred Stock is not entitled to dividends and has no liquidation preference or redemption rights. The shares may be converted at the option of the holder at a conversion rate of One and one-half (1-1/2) shares of common stock for each share of Series G Preferred Stock with no fractional shares being issued. The shares shall be entitled to one vote for each share. The Series G Preferred Stock, if fully converted into shares of the Company's common stock would, in the aggregate, be equal to 71,544 shares of common stock. There are currently 2 shareholders of the Company's Series G Preferred Stock.

Series H – The Series H Preferred Stock is not entitled to dividends and has no liquidation preference or redemption rights. The shares may be converted into shares of common stock at the option of the holder with a conversion rate of Five (5) shares of Series H Preferred Stock for each share of common stock with no fractional shares being issued. The shares shall be entitled to one vote for each share. The Series H Preferred Stock, if fully converted into shares of the Company's common stock would, in the aggregate, be equal to 1,191 shares of common stock. There is currently 1 shareholder of the Company's Series H Preferred Stock.

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Dividend Policy

We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future.

Anti-Takeover Effects Of Provisions of the Articles of Incorporation Authorized and Unissued Stock.

The authorized but unissued shares of our common stock are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or private offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company's Board of Directors' desires. In addition, our Board of Directors may, at any time, issue shares of preferred stock with rights that, similarly, could delay, deter or prevent a change of control of the Company. Furthermore, our Bylaws [See Exhibit 3.2] provide in Article II.3 that Special Meetings of Shareholders may only be called by the Board of Directors or a committee thereof, and in Article XII that the vote required of shareholders to amend the Bylaws is not less than 75%, while the Board of Directors by majority vote may amend the Bylaws at any time. Both of these provisions give the Company the ability to block or delay any takeover attempts by third parties and, at the same time, restrict the ability of our shareholders to secure such a takeover attempt. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a material interest, in the registrant or any of its parents or subsidiaries.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws include an indemnification provision under which we have agreed to indemnify our directors and officers and hold them harmless from and against claims arising from or related to acts or omissions while a director or officer of the Company, including costs and legal expenses, to the fullest extent permitted by Nevada Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2015 and 2014 have been audited by EastWest Accounting Services, LLC of Miami, Florida. The reports of EastWest Accounting Services, LLC are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

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VALIDITY OF SECURITIES

The opinion solely regarding validity of the shares offered herein has been provided by Robert J. Huston III and has been filed with the Registration Statement.

DESCRIPTION OF BUSINESS

Corporation Organization

Escue Energy, Inc. is a Nevada corporation, which was initially formed in Delaware in February 1988 Technicraft Financial Ltd. After several name changes the name was subsequently changed to e-Doorways International, Inc. September 4, 2007. On May 6, 2013, the Company reincorporated in the State of Nevada. On June 23, 2015, the Company's name was changed to Escue Energy, Inc.

Business of the Company

Escue Energy, Inc. is a development stage company whose business plan is to manufacture and market Vertical – Axis Wind Turbines based upon the conceptual designs covered by the United State and Canadian patents which are held by the Company. The Company believes that wind power is a competitive renewable energy source. The demand for power generation by wind turbines is spurred for many reasons. These include:

•	Public acceptance to the use of renewable energy (wind and solar power).
•	Encouragement for use of renewable energy by individuals and governments.
•	Improvements in life cycle costs due to reduction in prices of wind turbines.
•	Escalating costs for conventional fuels.
•	Demand for risk-free and acceptable forms of energy to preserve the environment from pollution, and to reduce global warming.

EEI VISIONS AND GOALS

EEI has the vision to emerge as an industry leader in environmentally friendly and sustainable energy power business with Small KW & Large MW wind turbines. EEI will bring about significant innovations in wind turbine technology that will make it possible to contribute significantly to the Global Green Energy supply portfolio and improve quality of life and economic opportunities in developing nations.

EEI goals are:

•	To build between 2-100 kw units as prototypes for testing and certification.
•	To identify subcontractors with production facilities to service both domestic and international markets to serve the geographic needs of the market.
•	To become an eminent supplier of both small and large wind turbine worldwide.

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EEI VAWT TECHNOLOGY

EEI's Vertical Axis Wind Turbine (VAWT) technology has been developed from the result of the experiences of our Chief Technology Officer with 45 years of know-how captured from the work performed in the design, engineering, building, construction and operation of numerous electrical power generation systems consisting coal, oil, nuclear and wind. Design verification and validation for wind turbines were obtained with the development of a 4 MW VAWT in 1987 and a 1.5kW VAWT in 2003.

Design verification and validation for the 4 MW VAWT in 1987 was obtained by National Rational Research Council of Canada and Hydro Quebec. The work to verify and validate the design was conducted in late fall 1986 and early 1987  by Sandia Laboratory, Department of Energy, U.S.A. Each of The National Rational Research Council of Canada, Hydro Quebec and Sandia Laboratory are third parties with no affiliation with the Company or its affiliates. No written report was made of the results of this testing.

The work to verify and validate the design for the 1.5kW VAWT in 2003 was conducted by the holder of the patent, Saeed Quraeshi, at Les Meteaux MTN Metals, Inc. in the City of Dorval, Quebec, Canada, the owner of which is Mr. Charles Stenger, an unaffiliated third party. All testing was conducted by the holder of the patent. Shop tests and operating tests were carried out at the factory, on the prototype demonstration model utilizing the patented technology, to obtain design verification and validation of operation and performance. While no written report was made of the tests, notes and filming made by the patent holder indicated the following:

Shop Tests:

•	Operation and performance of blade pitch control system.
•	Overall performance of the turbine at variable speed operations as well as over-speed conditions, to check for vibrations, resonances, and dynamic stability of the turbine in operation.

The unit performed as designed. Shop tests were substantially successful in verifying and validating the design.

Performance Tests:

•	The unit was installed at the test site to observe the operation and performance.
•	As the wind conditions at the plant site were not adequate to observe the unit performance in its full range of operation, additional tests such as road tests were carried out.
•

The road tests consisted of mounting the unit on a truck-trailer, and driving the truck at various speeds in the range of 6 to 60 mph, to measure the performance of the turbine in operation of the blade pitch control system.

The unit performed as designed. Performance tests were substantially successful in verifying and validating the design.

Collectively, the tests of the 1.5kW VAWT prototype demonstration unit, did, however, reveal a need for some improvements to be introduced in an updated design, including:

•	Need for "Maximum Annual Energy Production", i.e., to make the units more affordable by improving the design with the introduction of shrouds.
•

Need to make the unit more robust and rugged in design for reliability and longer life expectancy (30 years+), i.e., by utilizing a better selection of construction materials for blades and support structure.

•	Need to completely eliminate Birds and Bats kill by the introduction of shrouded design.
•	Improvements in aesthetics of design, for minimum visual impact by the introduction of shrouded design.

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The four proposed prototype demonstration units (2, 10, 20 and 100 KW), will include changes to address the aforementioned needed improvements, are of updated design, and therefore must be fully re-tested, and the design and performance of each of these new models must be verified and validated by outside, independent consultants specializing in certifications, in accordance with American Wind Energy Association (AWEA) standards.

EEI VAWT vs. Other Fixed-Blade VAWT wind turbines and HAWT wind turbines

EEI's VAWT incorporate patented innovations designed to meet all the specified criteria for the next generation of wind turbine solutions:

•	Patented design to overcome identified technological barriers (1)
•	Robust and rugged design for reliability and longer life expectancy (1)
•	All power train located at ground level for ease of maintenance
•	Minimum maintenance and easy access for inspection and maintenance
•	Designed with FMEA / FTA to ensure safe, reliable and efficient operation (2)
•	Noise-Free in operation (<40dB)
•	100% Lightning Protection
•	Low Speed Blades (patented)
•	Patented blade design and "Blade Pitch Control System"
•	All Major Components are commercially available, "off-the-shelf"
•	Minimizes Birds and Bats killing.

(1)

Public concerns with respect to "Acceptability" are specifically related to problems encountered with horizontal axis wind turbines, are safety issues, damage or destruction due to lightning strikes, high noise emissions, high maintenance costs, birds and bats kill.

EEI wind turbines, with "Patented" straight bladed vertical axis wind turbines, are specifically designed to:

•	Address clients' concerns for "Reliability and Availability" regarding wind turbines, and
•	Overcome the technical barriers that produces "Not In My Back Yard" ("NIMBY") syndrome related to wind turbines.

a.

EEI VAWT has patented the design for rugged blade construction made with blade-support-struts to reduce and minimize bending stresses during operation. This robust construction offers greater reliability and longer operational life expectancy. VAWT blade not cantilevered. It is supported at both ends. Construction is rugged and does not require sophisticated materials or technology to manufacture, and therefore it is cheaper and easier to fabricate. The intermittent struts provide additional support for the blade, unlike other VAWT units without these additional supports and thus provide better reliability and durability.

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b.	Other V AWT fixed-blade design limits operation in high wind, (Over 25 to 30 m/s). With our patented blade design with rugged construction and blade pitch control system, EEI VAWT remains operational in high winds, which yields higher energy production.

c.

HAWT units are susceptible for damage from lightning strikes. The very design of horizontal wind turbine, erected in a field, is an invitation for lightning strikes. Since the propeller blades extend much higher than the tower structure, they are subject to frequent lightning strikes, which result in damage and rapid deterioration. EEI VAWT is designed to overcome this problem with structural support system that provides 100% protection lightning protection.

d.

Most of the HAWT are noisier in operation, due its higher blade rotational speed. VAWT blade rotational speed is very low, about 1/3rd of HAWT; therefore it is noise-free in operation. [Less than 40 decibels].

e.

Due to the location of the drive train at the ground level, it has easier access for inspection, service and maintenance. Therefore, maintenance time and costs are significantly reduced. VAWT system components are smaller in size and designed for ease of transportation to remote locations.

f.

With HAWT units, with the blades in constant motion, flying creatures don't have enough time to recognize a physical obstacle and perish on impact. EEI VAWT units with its caged support structure with shrouds, is less susceptible to problems related to birds and bats kills.

(2)

Failure mode and effects analysis (FMEA)—also "failure modes," plural, in many publications—was one of the first systematic techniques for failure analysis. It was developed by reliability engineers in the late 1950s to study problems that might arise from malfunctions of military systems. A FMEA is often the first step of a system reliability study. It involves reviewing as many components, assemblies, and subsystems as possible to identify failure modes, and their causes and effects. For each component, the failure modes and their resulting effects on the rest of the system are recorded in a specific FMEA worksheet.

FMEA is an inductive reasoning (forward logic) single point of failure analysis and is a core task in reliability engineering, safety engineering and quality engineering. A successful FMEA activity helps to identify potential failure modes based on experience with similar products and processes - or based on common physics of failure logic. It is widely used in development and manufacturing industries in various phases of the product life cycle.

Fault tree analysis (FTA) is a top down, deductive failure analysis in which an undesired state of a system is analyzed using Boolean logic to combine a series of lower-level events. This analysis method is mainly used in the fields of safety engineering and reliability engineering to understand how systems can fail, to identify the best ways to reduce risk or to determine (or get a feeling for) event rates of a safety accident or a particular system level (functional) failure.

FTA is used in the aerospace, nuclear power and other high-hazard industries. FTA is also used in software engineering for debugging purposes and is closely related to cause-elimination technique used to detect bugs. In aerospace, the more general term "system Failure Condition" is used for the "undesired state" / Top event of the fault tree.

We utilize these FMEA and FTA analytical tools in the design and engineering process of our VAWT units, to understand how systems can fail, to identify the best ways to reduce risk, to ensure that our products are the best the industry has to offer.

In summary, we believe that the new design of our VAWT products, following testing and certification and when in the marketplace, will have significant advantages over other VAWT products currently being marketed primarily due to the fact that all earlier generation VAWT units as well as the newer generation of VAWT products all utilize fixed blade pitch as opposed to the Vertical axis shrouded blade control system to be utilized in our products.

Market

We anticipate initial marketing and sale of our products in the United States, Canada, India, Pakistan and various countries in Africa. With respect to our initial thrust in India, we anticipate significant sales in the sub-continent and other countries with growing demands for energy that lack insufficient infrastructure to meet those increased demands. We believe that our potential customers include governmental agencies as well as private energy providers. Our market could also include the private business sector, farms and individuals seeking to satisfy their own energy needs in the islands and remote locations.

In many regions of the world, such as India, China, and South Africa, rather than to purchase the wind turbines from foreign suppliers, there is a desire to acquire the latest state-of-the-art technology of wind turbines locally. Many major manufacturers of wind turbines are currently actively engaged in licensing their wind power technology to the nations interested in developing wind power industry for domestic and export purposes. We expect to also enter into such licensing agreements for our wind power technology.

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Technology: EEI VAWT vs. HAWT (Horizontal Axis Wind Turbines)

EEI estimates that the capital cost of the EEI VAWT technology would range from 10% to 20% less than competing HAWT wind turbines.

•

Design constraints and limitations such as size, weight and variability of parts are eliminated since these parts do not have to cater to proprietary nacelle architecture such as those for HAWT. The selection of off-the-shelf components will ensure the continuous availability and rapid procurement of components, facility in managing the logistics of such components and enable local manufacturers and suppliers to participate in the wind-farm deployment. We believe that we will enjoy the following competitive advantages.

•

The potential for long-term profitability of EEI VAWT will be achieved through the long life span (an estimated minimum 30 years) of the VAWT. The longer life span will also imply lower reported depreciation expenses.

•

Lower maintenance and equipment costs. Maintainability & Reliability: The VAWT units have all power generation equipment located ground level, which drastically reduces maintenance costs. Under harsh climatic conditions, the VAWT is easy to maintain due the location of equipment inside a building enclosure. VAWT units have better reliability due easy access and maintenance of the equipment located on ground level.

•	The design specifications deliberately target lower cost off-the-shelf components and materials in order to ensure viability for costs effective operation and maintenance.
•

All the power generation equipment in a HAWT unit is located at the top of the structure. Getting to the equipment in the nacelle and working there under harsh climatic conditions is time consuming and difficult, and very expensive. Time (revenue) is wasted due to extensive shut down periods in high wind conditions especially during the winter months. Improvement in maintainability and reliability results in better availability of the unit and therefore more annual energy production.

For purposes of the comparison of the capital cost of VAWT vs. HAWT, the analysis cost-compared each of the types of equipment using the same KW rating, size (same swept area), same equatorial height, and same site location.

For purposes of calculating the minimum of a 30-year life span for the VAWT equipment, we have used FMEA and FTA analysis techniques, as described hereinabove, to ensure reliability of the VAWT products. There are no written reports regarding the respective life-span analyses.

Manufacturing

Manufacturing will be provided by sub-contracting fabrication work to selected contractors in various locations and potentially different continents. EEI has already identified selected contractors in Canada (MTN Metals, Inc.) and India who, when engaged, will be able to provide manufacturing, installation, and servicing wind energy systems worldwide.

Sales Channels

EEI wind turbines will be sold to consumers either directly or through authorized distributors. Sales and Marketing will be provided by EEI and through certified dealers, agents, distributors and subsidiaries. At present, we do not have any authorized distributors or certified dealers. We intend to engage such sales/service affiliates after proper funding is available. Selected contractors will provide complete "turnkey" installation and on-site service. Certified dealers will receive training in the installation and servicing of EEI wind turbines. Strategic alliances and licensing agreements will be made with manufacturers in the USA and in other countries to effectively supply local markets. International marketing would include licensing arrangements with various countries willing to acquire technology and manufacturing rights.

Incentives and programs

Governments are facing increasing pressures to relieve the dependence on fossil fuels and address environmental concerns. Various incentive programs are seeking to promote the development and installation of cleaner energy solutions, especially wind. These incentive programs are usually offered by a power utility/authority as a result of a government or regulatory authority decree or by a government directly.

Categories of incentive programs include:

•	Tax credits
•	Accelerated depreciation
•	Exemption from property tax
•	Minimum purchase prices
•	Premium feed-in tariffs
•	Carbon credits

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Competition

The Wind Turbine industry participants, primarily in the Horizontal Axis Wind Turbine (HAWT) business include Vestas, GE, Gamesa, Enercon, Suzlon and Siemens. However, because of the size and experience the Company does not deem them to be as direct competitors. Several smaller companies which have been successful over the past several years and are active in the Vertical Axis Wind Turbine sector would include Urban Green Energy, Eastern Wind Power, SpinPower Technologies, AIRunner, Helix Wind, Windation Energy Systems, Inc., Capline Systems, UrWind, Shanghai Aeolus Windpower Technologies Co., Ltd., Enargo, Yenny Industry Co., ANew Institute, State of the Art Wind Technologies (SAWT) and Inerjy. All of these potential competitors have been in business longer and have much more financial support for their operations. There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

Going Concern Qualification

Our financial statements have been prepared assuming we will continue as a going concern. The Company has experienced a loss from operations which were brought forward from previous unrelated operations. For the period from inception to December 31, 2015, the Company incurred a net loss of $3,068,663. As of June 30, 2016 the net loss totaled $3,265,433.

The Company's financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. This need for additional capital and the uncertainty of obtaining such capital, along with other factors, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs.

Patents, Trademarks, Copyrights

Patent or Application No.	Country	Filing Date	Title of Patent

#U.S. 6,394,745,B1	United States	May 28, 2002	Straight-Bladed Vertical
Axis Wind Turbine

#2,309,850	Canada	June 7, 2005	Straight-Bladed Vertical
Axis Wind Turbine

Both the US and Canadian Patents are valid until May 26, 2020.

Our blade design, construction of the blades, and the blades pitch control system are patented and, therefore, are considered as proprietary, despite using off-the-shelf components for manufacturing purposes.

Design constraints and limitations such as size, weight and variability of parts are eliminated since these parts do not have to cater to proprietary nacelle architecture such as those for HAWT.

Benefits of EEI design philosophy will alleviate some of the delivery problems associated with the current designs on HAWT units, which require large size system components such as the blades, gearbox, and the support towers, components that impose special constraints or to be locked into proprietary components, and cause longer delivery time.

The selection of off-the-shelf components for EEI VAWT units will ensure the continuous availability and rapid procurement of components, facility in managing the logistics of such components and enable local manufacturers and suppliers to participate in the wind-farm deployment.

From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our brand and reputation, or our ability to complete. Also, protecting our intellectual property rights could be costly or time consuming.

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Regulatory

The prototype Vertical-Axis Wind Turbines will be tested and certified in accordance with the guidelines and regulations established by the American Wind Energy Association (AWEA) in the United States and the Canadian Wind Energy Association (CANWEA) in Canada, both of which are non-governmental authorities.

If and when required, EEI will obtain all necessary certifications as required by relevant government authorities in the jurisdictions in which we intend to sell our products. This would minimize the impact of any risk factor that would affect our business. (In general, units certified by SWCC, is all that is required for the units to be acceptable).

The certification process which our four prototype units, will undergo, as set forth below, in detail, may be summarized as follows: Each of the prototype units will be subject to analysis and review by the Small Wind Certification Council, an independent certification body, of functional test results performed by the Company in terms of safety, reliability, power performance and acoustic characteristics as those standards have been established by the International Electrotechnical Commission (IEC). This certification process, when complete and certifications have been issued with respect to the wind turbines themselves, meets the standards of the vast majority, if not all, of government jurisdictions worldwide. Specific authority for installation of our products in particular sites, are not addressed by the certification process itself. These include, in the United States, FAA lighting requirements, FAA and FCC regulations for signal interference, and EPA regulations under the Endangered Species Act. These site specific issues, both in the United States and in foreign jurisdictions, will be the responsibility of the purchaser/user of our products and not the Company.

With respect to certain risk factors as described in the section of this prospectus entitled “Risk Factors” beginning at page 3, above, specifically, the risk factor entitled “Government regulation of the wind turbine industry and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations”, we believe that a successful certification process will mitigate many of the regulatory risks discussed therein. Of course, future changes in regulation of the Wind Turbine industry is impossible to predict. We will endeavor to continue to monitor possible changes in regulations and continually adapt our products if needed.

A Description of Certification Process is as follows:

1) SWCC Certified Turbines

A company called SWCC, an Independent Certification Body (Small Wind Certification Council) is one of the organization which perform certification of wind turbines, as follows:

1"Certification Type" designates to which Standard(s) the applicant is pursuing SWCC certification: AWEA 9.1-2009 (AWEA).

2"AWEA Rated Annual Energy" is the calculated total energy that would be produced during a one-year period with an average wind speed of 5 m/s (11.2 mph)

3"AWEA Rated Sound Level" is the sound pressure level (dBA) not exceeded by the wind turbine 95% of the time at a distance of 60 meters from the rotor with an average wind speed of 5 m/s (11.2 mph).

4"AWEA Rated Power" is the wind turbine's power output at 11 m/s (24.6 mph). Manufacturers may still describe or name their wind turbine models using a nominal power (e.g. 5 kW S-343).

5"Peak Power" is the highest point on the certified power curve.

6"Limited Power Performance Certification" indicates that SWCC has granted this certification as defined in Section F6 of the SWCC Certification Policy.

2) AWEA Small Wind Turbine Performance and Safety Standard

1 General Information

1.1 Purpose

This standard was created by the small wind turbine industry, scientists, state officials, and consumers to provide consumers with realistic and comparable performance ratings and an assurance the small wind turbine products certified to this standard have been engineered to meet carefully considered standards for safety and operation. The goal of the standard is to provide consumers with a measure of confidence in the quality of small wind turbine products meeting this standard and an improved basis for comparing the performance of competing products.

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1.2 Overview

1.2.1 This performance and safety standard provides a method for evaluation of wind turbine systems in terms of safety, reliability, power performance, and acoustic characteristics. This standard for small wind turbines is derived largely from existing international wind turbine standards developed under the auspices of the International Electrotechnical Commission (IEC). Specific departures from the IEC standards are provided to account for technical differences between large and small wind turbines, to streamline their use, and to present their results in a more consumer-friendly manner.

1.2.2 No indirect or secondary standards references are intended. Only standards directly referenced in this standard are embodied.

1.3 Scope

1.3.1 This standard generally applies to small wind turbines for both on-grid and off-grid applications.

1.3.2 This standard applies to wind turbines having a rotor swept area of 200 m2 or less. In a horizontal-axis wind turbine this equates to a rotor diameter of ~ 16 m (~ 52 ft)

1.3.3 A turbine system includes the wind turbine itself, the turbine controller, the inverter, if required, wiring and disconnects, and the installation and operation manual(s).

1.3.4 In cases where several variations of a turbine system are available, it is expected that a full evaluation would be performed on one of the most representative arrangements. Other variations, such as different power output forms, need only be evaluated or tested in the ways in which they are different from the base configuration. For example, a wind turbine available in both grid-intertie and battery charging versions would need separate performance tests if both versions were to be certified, but would not need a separate safety evaluation in most cases.

1.3.5 Except as noted in Sections, 4.2, 4.5, 5.2.3, 5.2.4, 5.2.5 and 6.1.8, towers and foundations are not part of the scope of this standard because it is assumed that conformance of the tower structure to the International Building Code, Uniform Building Code or their local equivalent will be required for a building permit.

1.4 Compliance

1.4.1 Certification to this standard shall be done by an independent certifying agency such as the Small Wind Certification Council (SWCC) or a Nationally Recognized Testing Laboratory (NRTL). Self-certification is not allowed.

1.4.2 It is the intent of this standard to allow test data from manufacturers, subject to review by the certifying agency.

1.4.3 Compliance with this standard for the purposes of advertising or program qualification, or any other purpose, is the responsibility of the manufacturer.

1.5 Definitions

1.5.1 Definitions contained in IEC 61400-12-1, ed.1 (Performance); IEC 61400-11, ed.2 (Acoustic Noise); and IEC 61400-2, ed.2 (Design Requirements) are hereby incorporated by reference.

1.5.2 Additional Definitions

1.5.2.1 AWEA Rated Power: The wind turbine's power output at 11 m/s (24.6 mph) per the power curve from IEC 61400-12-1, except as modified in Section II of this Standard.

 1.5.2.2 AWEA Rated Annual Energy: The calculated total energy that would be produced during a one-year period at an average wind speed of 5 m/s (11.2 mph), assuming a Rayleigh wind speed distribution, 100% availability, and the power curve derived from IEC 61400-12-1 (sea level normalized), except as modified in Section II of this Standard.

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1.5.2.3 AWEA Rated Sound Level: The sound level that will not be exceeded 95% of the time, assuming an average wind speed of 5 m/s (11.2 mph), a Rayleigh wind speed distribution, 100% availability, and an observer location 60 m (~ 200 ft.) from the rotor center1, calculated from IEC 61400-11 test results, except ss modified in Section III of this Standard.

1.5.2.4 Cut-in Wind Speed: The first wind speed bin in the averaged power curve that is positive.

1.5.2.5 Cut-out Wind Speed: The wind speed above which, due to control function, the wind turbine will have no power output.

1.5.2.6 Maximum Power: The maximum one-minute average power output a wind turbine in normal steady-state operation will produce (peak instantaneous power output can be higher).

1.5.2.7 Maximum Voltage: The maximum instantaneous voltage the wind turbine will produce in operation including open circuit conditions.

1.5.2.8 Maximum Current(s): The maximum instantaneous current(s) the wind turbine will produce on each side of the system's control or power conversion electronics.

1.5.2.9 Overspeed Control: The action of a control system, or part of such system, which prevents excessive rotor speed.

1.5.2.10 Power Form: Physical characteristics which describe the form in which power produced by the turbine is made deliverable to the load.

1.5.2.11 Rotor Swept Area: Projected area perpendicular to the wind direction swept by the wind turbine rotor in normal operation (un-furled position). If the rotor is ducted, the area inscribed by the ducting shall be included.

1.5.2.12 Turbulence Intensity: The standard deviation of wind speed divided by the mean wind speed based on 1-minute averaged data that is sampled at 1 Hz.

1.6 Units

1.6.1 The primary units shall be SI (metric). The inclusion of secondary units in the English system is recommended [e.g., 10 m/s (22.4 mph)].

1.7 Test Turbine and Electronics

1.7.1 Tested wind turbines and their associated electronics shall conform to the specific requirements of the governing IEC wind generator standard referenced for each test, but incorporating any amendments contained in this standard.

2 Performance Testing

2.1 Wind turbine performance shall be tested and documented in a test report per the latest edition of IEC 61400-12-1, Annex H, but incorporating the additional guidance provided in this section.

2.1.1 In item b, battery banks are considered to be part of the wind turbine system for grid-connected wind turbines that incorporate a battery bank.

2.1.2 In item e, the total wire run length, measured from the base of the tower, must be at least 8 rotor diameters and the wiring is to be sized per the manufacturer's installation instructions.

2.1.3 In item n, the database shall include 10 minutes of data for all wind speeds at least 5 m/s beyond the lowest wind speed at which power is within 95% of Maximum Power (or when sustained output is attained).

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3 Acoustic Sound Testing

3.1 Wind turbine sound levels shall be measured and reported in accordance with the latest edition of IEC 61400-11 ed.2, but incorporating the additional guidance provided in this section.

3.1.1 The averaging period shall be 10-second instead of 1-minute.

3.1.2 Measuring wind speed directly instead of deriving wind speed through power is the preferred method.

3.1.3 The method of bins shall be used to determine the sound pressure levels at integer wind speeds.

3.1.4 It shall be attempted to cover as wide a wind speed range as possible, as long as the wind screen remains effective.

3.1.5 A description shall be provided of any obvious changes in sound at high wind speeds where overspeed protection becomes active (like furling or pitching).

3.1.6 A tonality analysis is not required, but the presence of prominent tones shall be observed and reported.

4 Strength and Safety

4.1 Except as noted below, mechanical strength of the turbine system shall be assessed using either the simple equations in Section 7.4 of IEC 61400-2 ed.2 in combination with the safety factors in Section 7.8, or the aeroelastic modeling methods in the IEC standard. Evaluation of, as a minimum, the blade root, main shaft and the yaw axis (for horizontal axis wind turbines) shall be performed using the outcome of these analyses. A quick check of the rest of the structure for obvious flaws or hazards shall be done and if judged needed, additional analysis may be required.

4.2 Variable speed wind turbines are generally known to avoid harmful dynamic interactions with towers. Single/dual speed wind turbines are generally known to have potentially harmful dynamic interactions with their towers. Therefore, in the case of single/dual speed wind turbines, such as those using either one or two induction generators, the wind turbine and tower(s) must be shown to avoid potentially harmful dynamic interactions. A variable speed wind turbine with dynamic interactions, arising for example from control functions, must also show that potentially harmful interactions are likewise avoided.

4.3 Other safety aspects of the turbine system shall be evaluated including:

4.3.1 procedures to be used to operate the turbine;

4.3.2 provisions to prevent dangerous operation in high wind;

4.3.3 methods available to slow or stop the turbine in an emergency or for maintenance;

4.3.4 adequacy of maintenance and component replacement provisions; and

4.3.5 susceptibility to harmful reduction of control function at the lowest claimed operating ambient temperature.

4.4 A Safety and Function Test shall be performed in accordance with Section 9.6 of IEC 61400-2 ed.2.

4.5 The manufacturer shall submit design requirements for towers including:

4.5.1 mechanical and electrical connections;

4.5.2 minimum blade/tower clearance;

4.5.3 maximum tower top loads; and

4.5.4 maximum allowable tower top deflection.

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5 Duration Test

5.1 To establish a minimum threshold of reliability, a duration test shall be performed in accordance with the IEC 61400-2 ed.2 Section 9.4.

5.2 Changes and additional clarifications to this standard include:

5.2.1 The test must include at least 25 hours in wind speeds of 15 m/s (33.6 mph) and above.

5.2.2 Minor repairs are allowed, but must be reported.

5.2.3 If any major component such as blades, main shaft, generator, tower, controller, or inverter is replaced during the test, the test must be restarted.

5.2.4 The turbine and tower shall be observed for any tower dynamics problems during the duration test and the test report shall include a statement of the presence or absence of any observable problems.

5.2.5 The tower used for the duration test must comply with the tower design requirements described in section 4.5.

6 Reporting and Certification

6.1 The test report shall include the following information:

6.1.1 Summary Report, containing a power curve, an Annual Energy Production curve, and the measured sound pressure levels (Section 9.4 of IEC 61400-11 ed.2). The report is intended to be publicly available once approved by the certifying agency.

6.1.2 Power Performance Test Report

6.1.3 Acoustic Test Report

6.1.4 The AWEA Rated Annual Energy

6.1.5 The AWEA Rated Sound Level

6.1.6 The AWEA Rated Power

6.1.7 Wind Turbine Strength and Safety Report

6.1.8 The tower design requirements shall be reported

6.1.9 Duration Test Report

We are also subject to general business regulations and laws as well as regulations and laws specifically governing the use of wind turbines. Specifically, with respect to Federal agencies, projects involving wind turbines are subject to FAA lighting requirements, such as FAA and FCC regulations for signal interference, and Environmental Protection Agency Regulations, under the Endangered Species Act.

At the state and local level in the United States there are also zoning and land use regulations for the installation of wind turbines. Existing and future regulations and laws could impede the growth of the wind turbine industry. Adverse legal or regulatory developments could substantially harm our business.

In each instance, we will comply the requirements prescribed by each jurisdiction.

33

Employees

The Company presently has no employees other than its officers and directors.

Properties

Our offices are located at 1755 Wittington Place, Suite 340, Dallas, TX 75244.

Reports to Security Holders

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement or the exhibits and schedules filed therewith. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We will file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read these SEC filings and reports, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. The public may also read and copy materials at the Public Reference Room of the SEC at 100 F Street, NE, Washington DC 20549, on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us addressed to us at: 1755 Whittington Place, Suite 340, Dallas, TX 75244.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this Registration Statement.

Plan of Operation

The Company plans to achieve the following milestones through December, 2017.

First Six Months Commencing July 2016

The first phase of our development efforts will be the preparation of blueprints to implement the design of the 4 Vertical-Axis Wind Turbine prototypes. The Company does not currently have engineering staff, but the Company plans to retain independent consulting engineers to develop the blueprints for the building of the prototypes. The Company anticipates that it will spend approximately $1,900,000 to conduct the abovementioned activities. During this time we expect to incur $100,000 in general administrative expense.

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Twelve Months Commencing January, 2017

Following the engineering of the 4 prototypes, we will secure a third party to manufacture the 4 Vertical Axis Wind Turbine prototypes and thereafter install and conduct initial testing of the prototypes. We estimate expenditures of $2,300,000 related to these efforts. Finally we will conduct operational testing and certification process of the 4 Vertical Axis Wind Turbine prototypes. During this period the Company plans to employ individuals with experience in the testing phase as well as utilize the services of outside independent contractors. We expect to expend $500,000 for the testing and certification process. During this time we expect to expend $200,000 in general administrative expense.

We are a development stage business and have had no revenue since our formation. There can be no assurance that we will complete the development of the design and manufacture of the 4 VAWT prototypes as we will not be able to generate revenues until the prototypes have been fully tested and certified. Further, there can be no assurance that even if revenues are generated by the business, that those revenues will be sufficient to enable the Company to maintain its operations.

 Results of Operations

For the fiscal years ended December 31, 2015 and 2014.

Revenues

For the period from February 1988 (Inception) through December 31, 2015, we did not earn any revenues. We are still a development stage company and do not expect to begin generating revenues until we begin selling our products and services.

Operating Expenses

Total operating expenses for the 12 months ended December 31, 2015 and 2014 were $434,000 and $962,226, respectively. The majority of our operating expenses in 2014 were G & A including salaries and consulting fees. Our operating expenses decreased in 2015 due to the reduction in expenditures for salaries and consulting fees.

Net Gain/Loss

For the years ended December 31, 2015 and 2014, we realized net loss of $461,000 and a net gain of $1,986,594, respectively. The gains incurred were primarily attributable to gains on settlement of obligations and gains on debt extinguishment.

35

 Capital Resources and Liquidity

Net cash used in operating activities was $10 and $ 0 for the twelve month perio ds ended December 31, 2015 and 2014, respectively.

Net cash used in investing activities was $10 and $0 the twelve month period s ended December 31, 2015 and 2014, respectively.

Net cash provided by financing activities was $0 and $ 0 for the twelve month periods ended December 31, 2015 and 2014, respectively.

We currently rely on cash flows from financing activities to fund our capital expenditures and to support our working capital requirements. We expect that future cash requirements will principally be for capital expenditures and working capital requirements.

We have generated no revenues since our inception and have incurred an accumulative deficit of $3,118 ,613 as of December 31, 2015. We anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability. We expect to continue to incur losses for the foreseeable future. In order to achieve profitable operations we need to generate significant revenues from fees earned from the business. We cannot be certain that our business strategies will be successful or that will we generate significant revenues and become profitable. With respect to our promissory note, preferred stock dividend and unpaid debt obligations, ($350,625, $13,815 and $434,010, respectively) it is not the intention of the Company to utilize proceeds of this offering to satisfy those obligations. Rather we intend to negotiate deferrals in payment such that these obligations may be paid from operating revenues when available. To the extent that certain of these obligations cannot be deferred, we will need to obtain additional public or private equity financings or debt financings in order to continue operations.

For the six months ended June 30, 2016 and 2015

Revenues

For the period from February 1988 (Inception) through June 30, 2016, we did not earn any revenues. We are still a development stage company and do not expect to begin generating revenues until we begin selling our products and services.

Operating Expenses

Total operating expenses for the six months ended June 30, 2016 were $182,000, which consisted primarily of accrued officers' compensation, as compared to $206,000 operating expenses in the six months ended June 30, 2015. The decrease in operating expenses was due to one-time business development expenses in the 2015 period. In each of quarters ended June 30, 2016 and June 30, 2015, the Company incurred interest expenses of $13,500.

Net Loss

For the six months ended June 30, 2016, we incurred a net loss of $195,520, as compared to a net loss of $219,500 in the period ended June 30, 2015. The decrease in losses was due to one-time business development expenses in the 2015 period.

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Capital Resources and Liquidity

Net cash used in operating activities was $0 for the six month periods ended June 30, 2016 and June 30, 2015.

Net cash used in investing activities was $0 for the six month periods ended June 30, 2016 and June 30, 2015.

Net cash provided by financing activities was $0 for the six month periods ended June 30, 2016 and June 30, 2015.

In the future we will rely on cash flow financing activities to fund our capital expenditures and to support our working capital requirements. We expect that future cash requirements will principally be for capital expenditures and working capital requirements.

We have generated no revenues since our inception and have incurred an accumulative deficit of $3,265,443 as of June 30, 2016. We anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability. We expect to continue to incur losses for the foreseeable future. In order to achieve profitable operations we need to generate significant revenues from fees earned from the business. We cannot be certain our business strategies will be successful or that we will generate significant revenues and become profitable. With respect to our promissory note, preferred stock dividend and unpaid debt obligations ($364,125, $15,065 and $616,030, respectively), it is not the intention of the Company to utilize proceeds of this offering to satisfy those obligations. Rather we intend to negotiate deferrals in payment such that these obligations may be paid from operating revenues when available. To the extent that certain of these obligations cannot be deferred, we will need to obtain additional public or private equity financings or debt financings in order to continue operations.

Off-Balance Sheet Arrangements

None.

Description of Property

The corporate offices of the Company are located at 1755 Willington Place, Suite 340, Dallas, TX 75244. These offices are being provided free of any charges by our former CEO as Dallas, Texas is the historical base of operations of the Company. With new management residing in Florida, it is the intent of the management to relocate its corporate offices to Florida in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal years, compensation to our officers and directors was paid in both cash and shares of the Company's Common Stock. Reference is made to the Summary Compensation Table for details of these transactions.

 EXECUTIVE COMPENSATION

Overview

The following is a discussion of our program for compensating our named executive officer and directors. Currently, we do not have a compensation committee, and as such, our board of directors, which comprised of our executive officers, are responsible for determining the compensation of our executive officers, and thus in effect sets their own compensation.

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Compensation Program Objectives and Philosophy

On a forward-looking basis, the primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executive possible, to assure that our executive is compensated effectively in a manner consistent with our strategy and competitive practice and to align executive compensation with the achievement of our short- and long-term business objectives.

The board of directors will consider a variety of factors in determining compensation of our named executive officer, including the particular background and circumstances, such as training and prior relevant work experience, success in attracting and retaining savvy and technically proficient managers and employees, increasing revenues, broadening product line offerings, and managing costs.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our Chief Executive Officer as well as other officers of the Company.

Elements of Compensation

On a forward-looking basis, our compensation program for the named executive officer, as well as other officers, will consist primarily of base salary. There are currently no retirement plan, long-term incentive plan or other such plans. We have not yet obtained a revenue stream with which to fund employee salaries and bonus plans. The base salary we provide is intended to equitably compensate the named executive officer based upon the level of responsibility, complexity and importance of role, leadership and growth potential, and experience.

Our Former CEO, Gary Kimmons, was employed under an Employment Agreement dated January 1, 2009, a copy of which is attached hereto as Exhibit 10.5. Compensation due him under the Employment Agreement for the period January 1, 2009 through January 1, 2012 was accrued in the total amount of $728,351 and paid in the form of shares of Common Stock on or about March 25, 2014. Certain of our current officers, including Sohail Quareshi, Madhu Sethi and Shahmir Quareshi are employed under Employment Agreements dated April 1, 2015, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively. Reference is made to Exhibits 10.1, 10.2, 10.3 and 10.5 for a more detailed description of the terms of their employment.

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer for the years ended December 31, 2015, 2014, and 2013 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO), Chief Financial Officer (CFO), Director of Operations and Executive Vice President – Business Development:

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Sohail Quareshi CEO, President	2015	90,000 accrued	(1)	-	1	(2)	-	-	-	-	90,001

Madhu Sethi COO	2015	90,000 accrued	(1)	-	-		-	-	-	-	90,000

Shahmir Quraeshi, CFO, Secretary and Treasurer	2015	90,000 accrued	(1)	-	-		-	-	-	-	90,000

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Gary Kimmons Former CEO	2015	-		-	-	-	-	-	-	-
	2014	728,351	(3)(4)	-	-	-	-	-	-	728,351
	2013	-		-	-	-	-	-	-	-

Chris Mitchell Former CFO	2015	-		-	-	-	-	-	-	-
	2014	92,581	(3)(4)	-		-	-	-	-	92,581
	2013	41,768.37	(3)(4)	-	-	-	-	-	-	41,768.37
		-
Lance Kimmons Former Director	2015	-		-	-	-	-	-	-	-
of Operations	2014	90,000	(3)(4)	-		-	-	-	-	90,000
	2013	-		-	-	-	-	-	-	-

Richard Henderson Former EVP	2015	-		-	-	-	-	-	-	-
Business Dev.	2014	-		-	-	-	-	-	-	-
	2013	52,500	(3)(4)	-	-	-	-	-	-	52,500

____________

(1)

Accrued Salaries: Pursuant to the Employment Agreements attached as Exhibits 10.1, 10.2 and 10.3, respectively, the accrued salaries, may, at the option of each individual employee, be taken in whole or in part in the form of common stock of the Company. The amount of stock awarded shall be calculated by dividing the amount of compensation not paid in cash by the average share price during the month of service. The average share price used in the stock calculation will be limited to the higher of the average monthly share price and $0.01. In the event that the employee chooses not to accept stock in lieu of cash compensation, the unpaid cash compensation shall be reflected on the books of the Company as accrued compensation and shall bear interest thereon payable at the rate of 6% per annum. No promissory notes to evidence these debts have been issued by the Company. As of the date hereof, no employee has elected to be paid in common stock of the Company. At this time, it is not the intention of the Company to use proceeds of the Offering to satisfy such accrued obligations.

(2)	In April 2015, Sohail Quraeshi, our CEO, was issued 1,000 shares of the Company's Series A Preferred Stock which had previously been issued to our former Acting CEO, Arne Ray. Those shares were returned in April 2015, as Treasury stock by Mr. Ray, without consideration, and then issued to Sohail Quraeshi as compensation valued at par value of $0.001 per share. The owner of such shares prior to being held by Mr. Ray was our former CEO, Gary Kimmons, who held such shares from issuance until August 15, 2013.

(3)	Shares of common stock were issued in lieu of salary to each of the named executives due to the fact that the Company did not have sufficient cash resources for payment of these obligations. See "Share-based Compensation" under Note 2 to the Financial Statements for the assumptions used in the valuation of the shares.

(4)	The number of shares issued in lieu of salary were as follows:

Name	Year	Number of Common Shares
Richard Henderson	2013	3,691,225
Chris Mitchell	2013	16,707,347
	2014	188,941,497
Lance Kimmons	2014	150,000,000
Gary Kimmons	2014	1,456,702,076 (364,175,519 per year for 2009, 2010, 2011 and 2012)

39

Employment Agreements

On April 1, 2015, the Company entered into Employment Agreements with Sohail Quraeshi, our CEO and President, Madhu Sethi, our COO and Shahmir Quraeshi, our CFO, Secretary and Treasurer. Copies of the Employment Agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively. On January 1, 2009, the Company entered into a three (3) year Employment Agreement with our then CEO, Gary Kimmons. Pursuant to the terms thereof, the agreement expired as of January 1, 2012; however, compensation was accrued for the period January 1, 2009 through January 1, 2012 and paid in the form of Common Stock of the Company on or about March 25, 2014.

Retirement/Termination Benefits

Currently, we do not provide any company sponsored retirement benefits to our executive officers nor do we have any contracts/agreements with any of our executive officers for payment of compensation following resignation, retirement or other termination, or a change in control of the Company, except as follows: The Employment Agreements for Messrs. Sohail Quraeshi, Madhu Sethi and Shahmir Quraeshi provide that in the event of termination other than for cause, the terminated employee shall re ceive a lump sum payment of 3 times the sum of (i) the average base salary and (ii) average incentive bonuses paid to such employee during the preceding 3 years. Reference is made to Article 6 of each of the Employment Agreements (Exhibits 10.1, 10.2 and 10.3).

Perquisites

Historically, we have not provided our named executive officer with any perquisites and other personal benefits. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we will compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our board of directors.

Compensation of Directors

Pursuant to the Employments Agreements attached as Exhibits 10.1, and 10.2, each of the named employee/officer/directors was entitled to compensation of $5,000 per month as a director of the Company. Each of the named individuals has elected to irrevocably waive such compensation for the period beginning as of April 1, 2015 (the effective date of each Employment Agreement) and ended December 31, 2016. Accordingly, Director Compensation for all periods was zero. Each of the directors retains the option to claim such director compensation for subsequent fiscal years, beginning in the fiscal year commencing on January 1, 2017. Reference is made to Exhibits 10.12 through 10.14, inclusive, for copies of such waivers of compensation.

We did not have a compensation committee during the years ended December 31, 2015, 2014, 2013 and 2012.

40

Balance Sheets as of June 30, 2016 (Unaudited) and June 30, 2015 (Unaudited)	F-19

Consolidated Statements of Operations for the sixe months ended June 30, 2016 and June 30, 2015 (Unaudited)	F-20

Consolidated Statements of Cash Flows for the six months ended June 30, 2016 and June 30, 2015 (Unaudited)	F-21

Notes to Financial Statements	F-22

F-1

EAST WEST ACCOUNTING SERVICES, LLC

10030 SW 147 CT.

MIAMI, FL 33196

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

Escue Energy, Inc.

We have audited the accompanying balance sheets of Escue Energy, Inc. as of December 31, 2015, and the related statements of operations, changes in stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Escue Energy, Inc. as of December 31, 2015 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This Company reports a loss of $434,000 from operations in 2015, a negative cash flow of $ 10 from operations in 2015, and a stockholders' deficiency of $848,440 as of December 31, 2015. This company has earned no revenue in 2015 and until now. We have not come across any serious lapses in internal control.

/s/ East West Accounting Services, LLC

Miami, Florida

October 20, 2016

F-2

EAST WEST ACCOUNTING SERVICES, LLC

10030 SW 147 CT.

MIAMI, FL 33196

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

Escue Energy, Inc.

We have audited the accompanying balance sheet of Escue Energy, Inc.as of December 31, 2014, and the related statements of operations, changes in stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Escue Energy, Inc. as of December 31, 2014 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This Company reports a loss of $ 962,226 from operations in 2014, a negative cash flow of $ 0 from operations in 2014, and a stockholders' deficiency of $384,940 as of December 31, 2014. This company has earned no revenue in 2014 and until now.

/s/ East West Accounting Services, LLC

Miami, Florida

October 20, 2016

F-3

Escue Energy, Inc.
(formerly known as eDoorways International Corp.)
CONSOLIDATED BALANCE SHEETS (Audited)

	December 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash	$-	$-
Total current assets	-	-

Other Assets
Patents at the historical cost of the seller	10
		-
Total other assets	10	-
Total assets	$10	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$434,010	$-

Notes Payable and accrued interest	350,625	323,625
Total current liabilities	784,635	323,625
Other Liabilities:
Redeemable Preferred Stock F series: $0.001 par values per share, 50,000,000 shares authorized 50,000 shares issued and outstanding, entitled to liquidation preference and entitled for
Conversion into common shares at the option of the holders disclosed at redemption value	50,000	50,000

Accrued Dividend on Preferred Stock F Series	13,815	11,315

Total Other Liabilities	63,865	61,315
Total liabilities	848,450	384,940

Stockholders' Deficit:
Series A preferred stock, $0.001 par value per share; 1,000 shares authorized, issued and outstanding	1	1
Series B preferred stock, $0.001 par value per share; 1,100 shares authorized, none issued	-	-
Series C preferred stock, $0.001 par value per share; 1,000 shares authorized, none issued	-	-
Series D preferred stock, $0.001 par value per share 1,000 shares authorized, none issued	-	-

Series G preferred stock, $0.001 par value per share; 60,000 shares authorized; 47,696 and 47,696 issued and outstanding, respectively	49	49
Series H preferred stock, $0.001 par value per share; 10,000 shares authorized; 5,953 and 5,953 issued and outstanding, respectively	6	6
Common stock; $.00001 par value; 250,000,000 authorized shares after the 1-for-2000 reverse stock split effective 23-June-2015; 41,135,058 shares issued and outstanding after the reverse stock split	2,270,117	2,270,117
Additional paid-in capital
Accumulated deficit	(3,118,613)	(2,655,103)

Total stockholders' deficit	848,440	(384,940)

Total liabilities and stockholders' deficit	$10	$0

See Notes to Financial Statements.

F-4

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Audited)

	Years Ended December 31,
	2015	2014

Net Revenues	$-	$-

Operating expenses:
Selling, general and administrative	434,000	962,226
Loss on disposal of equipment	-	-
Total operating expenses	434,000	962,226

Operating loss	(434,000)	962,226

Other revenues and expenses:
Time-barred debt, considered as Income	-	1,594,905
Gain (loss) on debt extinguishment	-	1,382,095
Total Other Revenues	-	2,977,000
Deduct Interest expense	(27,000)	(28,180)
	(27,000)	2,948,820

Net Gain (loss)	(461,000)	1,986,594

Less dividends Series F Preferred Stock	2,500	2,500
Less adjustment for showing Series F Preferred stock at redemption value		49,950

Net gain (loss) attributable to common stock	$(463,500)	$1,934,144

Earnings per share:
Basic and diluted	$(0.011268)	$0.000852

Basic and diluted weighted average common shares outstanding	41,135,058	2,270,117,716

See Notes to Financial Statements.

F-5

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

(Audited)

	Series A Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Series G Preferred Stock		Series H Preferred Stock		Series F Preferred Stock		Common Stock		Par Value: 0.001 Stockholders' Equity
	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$	(Deficit)
Ending balance, December 31, 2013	1,000	1	-	-	-	-	47,696	49	5,953	6	50,000	50	174,261,104	174,261	(3,690,847)
Preferred stock issued for compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Preferred stock Dividend	-	-	-	-	-	-	-	-	-	-	-		-	-	$(2,500)
Adjustment for Showing the series F Preferred Stock at Redemption value	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$(49,950)
Common stock issued for services	-	-	-	-	-	-	-	-	-	-	-	-	1,823,023,759	924,623	$-
Common stock issued as required by Regulation S-K Item 701(a)	-	-	-	-	-	-	-	-	-	-	-	-			-
Common stock issued to satisfy debt	-	-	-	-	-	-	-	-	-	-	-	-	239,499,520	239,500	$-
Common stock issued for conversion of promissory notes payable	-	-	-	-	-	-	-	-	-	-	-	-	33,333,333	33,333	$-
Fair value of derivatives converted to equity	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Discount on convertible debt	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Fair value adjustment for elimination of derivatives	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Reverse Split	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Net Income (Loss)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$1,088,194
Ending balance, December 31, 2014	1,000	1	-	-	-	-	47,696	49	5,953	6	50,000	50	2,270,117,716	1,371,717	(2,655,103)
Preferred stock issued for compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Preferred stock Dividend	-	-	-	-	-	-	-	-	-	-	-		-	-	$(2.500)
Common stock issued as the premium value of the patents acquired	-	-	-	-	-	-	-	-	-	-	-	-	40,000,000	10	$-
Common stock issued for cash	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Common stock issued to satisfy debt	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Common stock issued for conversion of promissory notes payable	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Fair value of derivatives converted to equity	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Discount on convertible debt	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Fair value adjustment for elimination of derivatives	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Reverse Split	-	-	-	-	-	-	-	-	-	-	-	-	(2,268,982,658)	-	$-
Net Income (Loss)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$(461000)
Ending balance, December 31, 2015	1,000	1	-	-	-	-	47,696	49	5,953	6	50,000	50	41,135,058	1,371,727	(3,118,603)

See Notes to Financial Statements.

F-6

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)

	Years ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net gain (loss)	$(461,000)	$1,986,594
Adjustments to reconcile net loss to net cash used in Operating activities:
Depreciation and amortization	-	-
Fair value of common stock and preferred stock issued in connection with services rendered		2,095,866
Accounts payable and accrued expenses	434,010	(2,493,305)
Gain (loss) on debt forgiveness		(1,382,095)
Notes Payable		(230,685)
Accrued Interest on Notes Payable	27,000	23,625
Net cash used in operating activities	10	0

Cash flows used in investing activities:
Capital expenditures	-	-

Used for Patent Acquisition - Cash Value	10	-

Net cash used in investing activities	10	-

Cash flows from financing activities:
Net proceeds from issuance of common stock	0	-

Net cash provided by financing activities	-	-

Net increase (decrease) in cash	0	0

Cash, beginning of period	0	0

Cash, end of period	$0	$0

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Non-cash investing and financing activities:
Increase in deferred financing cost	$-	$-
Outstanding warrants reclassified to equity	$-	$-
Conversion of debt for preferred stock	$-	$-
Conversion of line of credit to preferred stock	$-	$-
Preferred stock dividends	$-	$-
Conversion of note payable to common stock	$-	$(230,685)

See Notes to Financial Statements.

F-7

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

NOTE 1 - RECENT COMPANY BACKGROUND

Escue Energy Inc., or the Company, is a Nevada corporation, incorporated in 1988. It was formerly known as Technicraft Financial, Ltd. Between 1988 and 1994, GK Intelligent Systems, Inc. between 1994 and 2005, M Power Entertainment, Inc. between 2005 and 2007, eDoorways Corporation between 2007 and 2010, eDoorways International Corporation between 2010 and 2015.

Until 2014, the Company was hopeful of completing the development of a web-based lifestyle information enhancement and problem solving gateway and continued to look for all the avenues to raise the needed capital. With no money, the development did not complete and was shelved.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and pay the liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans may continue to provide for its capital requirements by issuing additional equity securities and debt. Until August 30th, 2015, the outcome of these matters could not be predicted, especially there were no activities.

On September 1, 2015, this company purchased two patents, [a] US 6394745B1 of 28-MAY-2002 Wind Turbine; and [b] Canada 2309850 of 2005/06/07 Wind Turbine. The financial conditions are expected to change significantly with new projects to use Wind Turbines, based on these two patents. Please read Note 13 for more details.

This company is now specializing to provide alternate energy solutions and entering Green Technology.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

This summary of significant account policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and the notes are the representation of the Company's management, who are responsible for their integrity and objectivity. These accounting policies conform to U.S. generally accepted accounting principles ("US GAAP") and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

Even with the purchase of Wind Turbine Patents, this company would continue to be in the development stage, until the new projects take off. This company has therefore used the enterprise reporting under the provisions of Statement of Financial Accounting Standards ("SFAS") no. 7. The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated. Equity investments through which we exercise significant influence over but do not control the investee and are not the primary beneficiary of the investee's activities are accounted for using the equity method where applicable. Investments through which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method where applicable.

F-8

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results will differ from those estimates. Included in these estimates are legal risks and exposures, valuation of stock-based compensation, the potential outcome of future tax consequences of events that have been recognized in the financial statement or tax returns.

Reclassification

Certain amounts in the financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less, when purchased, to be cash equivalents.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents.

The Company's cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $250,000. As of December 31, 2015, there were no cash balances in excess of federally insured limits.

Product Concentration

The Company worked on a web-based personal lifestyle information enhancement and problem solving gateway, lifestyle information source, and business-to-consumer marketplace. The developers could not complete for various reasons. Also, there were no activities since 2012 until now.

Fair Value of Financial Instruments

The Company accounts, for assets and liabilities measured at fair value on a recurring basis, in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entities own assumptions.

The Company did not have any Level 2 or Level 3 assets or liabilities as of December 31, 2015.

F-9

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Additional Disclosures Regarding Fair Value Measurements

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, interest payable, advances payable, and notes and convertible promissory notes payable approximate their fair value due to the short maturity of these items.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with ASC Topic 605-10-S99, Revenue Recognition-Overall-SEC Materials. Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured. Since inception and until now, this company has not earned any revenue.

Accounts Receivable, Net

Accounts receivable represent amounts due from customers on product and other sales. These accounts receivable, which are reduced by an allowance for doubtful accounts, are recorded at the invoiced amount and do not bear interest. The Company evaluates the collectability of its accounts receivable based on a combination of factors, including whether sales were made pursuant to letters of credit. In cases where management is aware of circumstances that may impair a specific customer's ability to meet its financial obligations, management records a specific allowance against amounts due, and reduces the net recognized receivable to the amount the Company believes will be collected. For all other customers, the Company maintains an allowance that considers the total receivables outstanding, historical collection rates and economic trends. Accounts are written off when all efforts to collect have been exhausted.

Advertising

The Company expenses advertising costs as incurred. In 2015, the Company did not spend any money for the advertising.

Share-Based Payment

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, or ASC 718. Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period.

Recent Accounting Pronouncements

Recent accounting pronouncements have been issued but deemed by management to be outside the scope of relevance to the Company.

Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of shares of Common Stock outstanding during each period. Diluted earnings per share are computed using the weighted average number of shares of Common Stock and dilutive Common Stock share equivalents outstanding during the period. Dilutive Common Stock share equivalents consist of shares issuable upon the exercise of stock options and warrants (calculated using the modified-treasury stock method).

F-10

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

	For the years ended
	December 31,
	2015	2014
Numerator:
Net loss attributable to common stock	$(3,118,613)	$(2,655,103)

Denominator:
Denominator for basic earnings per share-
Weighted average shares outstanding	41,135,058	2,270,117,716
Denominator for diluted earnings per share-
Weighted average shares outstanding	41,135,058	2,270,117,716

Basic earnings per share	$(0.075814)	$(0.001170)
Diluted earnings per share	$(0.075814)	$(0.001170)

Property and Equipment

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of three years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

Depreciation expense amounted to $0 during 2015.

Impairment of Long-Lived Assets and Amortizable Intangible Assets

The Company follows ASC 360-10, "Property, Plant, and Equipment," which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Intangible Assets - Goodwill

The excess of the purchase price over net tangible and identifiable intangible assets of business acquired is carried as Goodwill on the balance sheet. Goodwill is not amortized, but instead is assessed for impairment at least annually and upon the occurrence of certain triggering events or substantive changes in circumstances that indicate that the fair value of goodwill may be impaired. Measurement of the impairment loss, if any, is based on the difference between the carrying value and fair value of reporting unit. The goodwill impairment test follows a two-step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of goodwill, an impairment loss will be recognized in an amount equal to that excess. There were no material impairments to the carrying value of long-lived assets and intangible assets subject to amortization during 2015.

F-11

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Acquisitions

The Company recognizes the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair values as of that date. Contingent purchase consideration is recorded at fair value at the date of acquisition. Any excess purchase price over the fair value of the net assets acquired is recorded as goodwill. Within one year from the date of acquisition, the Company may update the value allocated to the assets acquired and liabilities assumed and the resulting goodwill balances as a result of information received regarding the valuation of such assets and liabilities that was not available at the time of purchase. Measuring assets and liabilities at fair value requires the Company to determine the price that would be paid by a third party market participant based on the highest and best use of the assets or interests acquired. Acquisition costs are expensed as incurred.

Fair Value Measurements

For certain financial instruments, including accounts receivable, accounts payable, interest payable, advances payable and notes payable, the carrying amounts approximate fair value due to their relatively short maturities.

On January 1, 2008, the Company adopted ASC 820-10, "Fair Value Measurements and Disclosures." ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company did not identify any non-recurring assets and liabilities that are required to be presented in the balance sheets at fair value in accordance with ASC 815.

In February 2007, the FASB issued ASC 825-10 "Financial Instruments." ASC 825-10 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. ASC 825-10 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company adopted ASC 825-10 on January 1, 2008. The Company chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

Borrowings

Borrowings are recognized initially at cost which is the fair value of the proceeds received, net of transaction costs incurred. In subsequent periods, borrowings are stated at amortized cost using the effective yield method; any difference between fair value of the proceeds (net of transaction costs) and the redemption amount is recognized as interest expense over the period of the borrowings.

Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, and it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Company expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

The Company recognizes the estimated liability to repair or replace products sold still under warranty at the balance sheet date. This provision is calculated based on past history of the level of repairs and replacements.

F-12

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Legal Matters

In the ordinary course of our business, we may be subject to various claims, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. We are not aware of any material pending legal proceedings to which we are a party or of which any of our properties is the subject.

Special Purpose Entities

The Company does not have any off-balance sheet financing activities.

Net Income per Share

The Company computes net income (loss) per share in accordance with ASC 260-10, "Earnings Per Share." The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using the "as if converted" basis..

NOTE 3 - NOTES PAYABLE

As of December 31, 2015 $350,625 was outstanding together with the accrued interest.

NOTE 4 - COMMON STOCK AND PREFERRED STOCK

Common Stock

There is currently only one class of common stock. Each share common stock is entitled to one vote.

With the certificate of Amendment to Articles of incorporation, filed with the Nevada Secretary of State on 1st June 2015, and declared effective by FINRA-Corporate Actions on June 23rd, 2015. The Company also effectuated a reduction in the number of authorized shares of common stock from 2,500,370,900 to 250,000,000 and a 1-for-2000 reverse split of the company's common stock $0.00001 per value per share. The effect of reverse split is given retrospective effect as per SAB Topic 4.C.

The authorized number of shares of common stock of the Company at December 31, 2015 was 250,000,000 shares with a par value per share of $0.00001. Authorized shares that have been issued and outstanding are 41,135,058 as of December 31, 2015

Preferred Stock

Series A – [1] Designation: A series of preferred stock is hereby designated as Series A Preferred Stock. [2] Liquidation Preference: The holders of the Series A Preferred Stock has no liquidation preference. [3] Dividends: The holders of the Series A Preferred Stock shall not receive dividend. [4] Number: The number of shares is fixed at 1,000. As on December 31, 2015, 1,000 shares are authorized, issued and outstanding. [5] Conversion: The Series A Preferred Stock is not convertible into shares of common stock. [7] Voting Rights: The Series A Preferred Stock, collectively, are entitled to that number of votes which shall equal Seventy-five percent (75%) of all eligible votes. There is currently 1 shareholder of record of the company's common stock.

Series B - No shares are issued in Preferred Stock – Series B.

F-13

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Series C - No shares are issued in Preferred Stock – Series C

Series D - No shares are issued in Preferred Stock – Series D

Series F - [1] Designation: A series of preferred stock is hereby designated as Series F Preferred Stock. [2] Liquidation Preference: Upon any liquidation, dissolution or winding up, whether voluntary or involuntary, before any distribution or payment shall be made to the to the holders of any stock, the holders of the Series F Preferred Stock shall be entitled to a liquidation preference equal to $5,000,000 plus unpaid accrued dividends. [3] Dividends: The holders of the Series F Preferred Stock shall receive a quarterly dividend of 5% per annum accruing until such time as the company pay it. Dividends can be converted into common stock at the holder's option. Until now, this company did not receive any such request. As of August 16, 2016, No dividend was paid, though accrued dividend is recorded in the books. [4] Number: The number of shares is fixed at 50,000,000, par value $.001 per share. As on December 31, 2015, 50,000,000 shares are authorized and 50,000 shares are issued and outstanding. [5] Conversion: Upon the written request from the shareholder, these shares can be converted into common stock in 5:1 meaning for every 5 Series F Preferred Stock, one share from the common stock can be received as conversion. Until now, this company did not receive any such request for conversion. [6] Redemption Rights: At any time beginning on June 22, 2010 the company will redeem the principal and accrued interest, if requested by the Holder. Until now, no such request is received. [7] Voting Rights: The holders of the Series F Preferred Stock shall vote using a ratio of one to one, meaning one share of Series F preferred Stock entitle to one vote.

The liquidation preference of the Series F, as set forth in the Certificate of Designations, equates to $1 per share (as it is $50M for the 50M authorized shares). Therefore, the accrued dividend of 5% of $50,000 was calculated as $2,500/year.

Series G -[1] Designation: A series of preferred stock is hereby designated as Series G Preferred Stock. [3] Dividends: The holders of the Series G Preferred Stock shall not receive dividend. [4] Number: The number of shares is fixed at 60,000,000, par value $.001 per share. As on December 31, 2015, 60,000,000 shares are authorized and 47,696 shares are issued and outstanding. [5] Conversion: Upon the written request from the shareholder, these shares can be converted into common stock in 2:3 meaning for every 1 Series G Preferred Stock, one and a half share from the common stock can be received as conversion. Until now, this company did not receive any such request for conversion. [7] Voting Rights: The holders of the Series G Preferred Stock shall vote using a ratio of one to one, meaning one share of Series F preferred Stock entitle to one vote..

Series H -[1] Designation: A series of preferred stock is hereby designated as Series H Preferred Stock. [3] Dividends: The holders of the Series H Preferred Stock shall not receive dividend. [4] Number: The number of shares is fixed at 10,000,000, par value of $.001 per share. As on December 31, 2015, 10,000,000 shares are authorized. 5,953 shares are issued and outstanding. [5] Conversion: Upon the written request from the shareholder, these shares can be converted into common stock in 5:1 meaning for every 5 Series H Preferred Stock, one share from the common stock can be received as conversion. Until now, this company did not receive any such request for conversion. [7] Voting Rights: Holders of the Series H Preferred Stock are entitled to vote 1:1 meaning one share of Series H Preferred Stock is entitle to one vote.

Mechanics of Conversion common to the series F, G and H Preferred Stock: [1] Reservation of Stock Issuable upon Conversion: The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purposes of effecting the conversion. And if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion, the company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of share as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the company’s certificate of incorporation. [2] No impairment: The company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the preferred stock holders against impairment. [3] The preferred stock holder can ask for conversion at any time, 90 days after issuance and upon written notice. [4] If required by the company, preferred stock certificates shall be surrendered. [5] The date of notice shall be the conversion time. [6] The company may deem the person in whose name the preferred stock is registered upon the registry books of the company and may treat him or her as the absolute owner and the company shall not be affected by any notice to the contrary.

F-14

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

NOTE 5 - RECLASSIFICATIONS

Certain reclassifications have been made to prior year balances to conform to the current year presentation.

NOTE 6 - INCOME TAXES

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Applicable interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of operations.

A reconciliation of the Company's effective tax rate to the statutory federal rate is as follows:

	Years Ended
	December 31,
	2015	2014
Statutory federal rate	-34.0%	-34.0%
State income taxes net of federal income tax benefit	-5.2%	-5.2%
Permanent differences for tax purposes, primarily due non-cash financing costs	14.7%	7.3%
Change in valuation allowance	24.5%	31.9%
Effective income tax rate:	0.0%	0.0%

The components of the deferred tax assets and liabilities are as follows:

	December 31,
	2015	2014
Deferred tax assets:
Net operating loss carryovers	$3,118,613	$2,655,103
Stock-based compensation	-	-
Other temporary differences	-	-
Total deferred tax assets	3,118,613	2,655,103
Valuation allowance	(3,118,613)	(2,655,103)
Net deferred tax asset	$-	$-

F-15

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

At December 31, 2015, the Company had available net operating loss carryovers of approximately $3 million that may be applied against future taxable income and expires at various dates between 2026 and 2031, subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

NOTE 7 - CONTINGENCIES

The management reviewed with the legal team and concludes that there are no disputes remaining unresolved and hence there are no contingent liabilities as of December 31, 2015

NOTE 8 - GOING CONCERN

As reported in the consolidated financial statements, the Company has an accumulated deficit of $798,440 as of December 31, 2015 and there were no revenue since inception.

With the patents, this company is now entering the green technology, with lots of potential in the revenue stream.

NOTE 9 - EARNINGS PER SHARE

The following table sets forth the information to compute basic and diluted net income per share attributable to the Company for 2014:

	Par Value: 0.001 Common Stock		Stockholders'
	Shares	$	Equity (Deficit)
Ending balance, December 31, 2014	2,270,117,716	1,371,717	(2,655,103)
Common stock issued as the premium value of the patents acquired	40,000,000	10	$-
Reverse Split	(2,278,982,658)	-	$-
Net Income (Loss)	-	-	$(463,500)
Ending balance, December 31, 2015	41,135,058	1,371,727	(3,118,603)

F-16

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

NOTE 10 - PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

For the Periods Ended:	12/31/2015	12/31/2014

Property, plant and equipment consist of the following:
Equipment	$0	$0
Computers and software	0	0
Other equipment	0	0
Total property, plant and equipment	0	0
Less:
Accumulated depreciation	0	0
Current depreciation expense	0	0
Total accumulated depreciation	0	0

Net property, plant and equipment	$0	$0

Intangible assets consist of:
Patents and the premium value for the patents	$10

Less:
Impairment	0	0

Net intangible assets	$0	$0
Depreciation expense was $ 0 in 2015 as well as in 2014.

NOTE 11 - RELATED PARTY TRANSACTIONS

[a] Officer's compensation; and

[b] Patent from Escue Wind S.L, a Spanish Corporation by share issuance in Oct-2015.

NOTE 12 - NOTES PAYABLE

Notes payable for the periods ended;	12/31/2015	12/31/2014

Notes Payable - related parties	0	0

Notes Payable – Others	300,000	300,000

Total Notes Payable	300,000	300,000

Less Current Portion	300,000	300,000

Long Term Notes Payable	$0	$0

All are classified as short term by the Company. Accrued interest on these notes totaled.	$50,625	$23,625

NOTE 13 - ACQUISITION OF PATENTS BY SHARE ISSUANCE

On September 1st 2015 the Company signed an agreement, with Escue Wind S.L., a Spanish corporation, with its principle place of business in Malaga, Spain. Pursuant to the agreement the Company issued an aggregate of 40,000,000 shares of the Company's Common Stock With the two patents, [a] Patent# US 6.394.754.B1 filed on 5-28-2002 in USA; and [b] Patent# 2.309.850 filed on 6-7-2005 in Canada, the doors are open for this Company to market the game changing technology in Rural Electrification as the new business plan.

Kerry Capital Advisors Inc., an independent valuation company, estimated the value of the wind energy business associated with these patents in April 2015, as $40 million. Based on the valuation report, this company issued 40 million shares and signed the Patent Sale Agreement. However, the value of the patents are recorded as $10, being the actual cash paid by this company as per the patent sale agreement, thereby this company comply with the ASC 805-50-30-5, 845-10-15-4 and SAB Topic 5.G. Consequently, the share issuance is also recorded at the same value of $10 in the books. THE COMPANY HAS PROCURED THIS PROFESSIONAL REPORT FOR THE BENEFIT OF ITS MANAGEMENT, BUT YOU MAY NOT RELY UPON IT FOR THE TRUTH OR ACCURACY OF ITS CONTENT.

F-17

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

NOTE 14 - INTERNAL CONTROL

During 2014 audit, this company did not obtain the transaction journal from the share transfer agency for the audit and hence, the audit noted a difference requiring reconciliation. Later, this company obtained the transaction journal from the share transfer agency and produced to the audit. The number of shares as shown in the transaction journal of the share transfer agency tally with the number of shares as per the financial statement. By correctly producing the supporting document to the audit, the deficiency is corrected.

NOTE 15 - TIME BARRED DEBT

In the 2014 audit, this company reviewed the aged payables. There were 48 accounts which add up to $ 1,594,904.32. They were outstanding since 12-31-2010 and no claims were seen for 4-5 years. On May 12, 2015 the then legal adviser explained the section 16.004 of the Texas Civil Practices and Remedies Code. Any person (entity) must bring suit on the debt what this company owes, not later than four years after the day the cause of action accrues. For example, a person or entity that renders services or sells goods to this company with the invoice due in 30 days, the debt is unenforceable against this company in a court of law 4 years and 31 days later, Debts that meet this criteria can be removed from the books of this company. Following the legal opinion, this company decided to account for the time-barred debt as income of this company in 2014 for the 48 accounts payable adding to $1,594,904.32, In case if the person or entity is successful in a court of law, this company is committed to settle such claims amicable at a future date.

Based on the time period of 4 years and 30 days, the 48 accounts date back to 12-31-2010. Hence, they are covered by Section 16.004 of the Texas Civil Practices and Remedies Code.

F-18

Notes to Financial Statements as of December 31, 2015

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

NOTE 16 - DEBT FORGIVENESS AGREEMENT

In the 2014, this company signed four debt forgiveness agreements. Two on 10th August, 2014, another one on 31st August, 2014 and the fourth one on 31st December, 2014. Accordingly, $1,382,095 is considered as income.

NOTE 17 - SHARE ISSUANCES IN 2014

Here below are the details of share issuances in 2014:

For Services	Number of Shares	Share Value
Kimmons Family Partnership LTD	1,456,702,076	$728,351

Chris Mitchell	188,941,497	$92,582
Precious Mayes	27,380,186	$13,690
Lance Kimmons	150,000,000	$90,000
	1,823,023,759	$924,623

To satisfy debt
AJW Qualified Partners LLC	39,499,520	$39,500
Ameans Trade Corporation	200,000,000	$200,000
	239,499,520	$239,500

Conversion of Notes into stock
Thronberry Investment Productions LLC	33,333,333	$33,333

F-19

Escue Energy, Inc.
(formerly known as eDoorways International Corp.)
CONSOLIDATED BALANCE SHEETS

	Unaudited	Audited
	June 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash	$-	$-
Total current assets	-	-

Other Assets
Patents at the historical cost of the seller	10	10

Total other assets	10	10
Total assets	$10	$10

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$616,030	$434,010
Notes Payable and accrued interest	364,125	350,625
Total Current Liabilities	980,155	784,635
Other Current Liabilities:
Redeemable Preferred Stock F Series $0.001 par Values per share value	50,000	50,000
Accrued Preference Dividend	15.065	13,815
Total other liabilities	65,065	63,815
Total liabilities	1,045,220	848,450

Stockholders' Deficit:

Series A preferred stock, $0.001 par value per share; 1,000 shares authorized issued and outstanding	1	1
Series B preferred stock, $0.001 par value per share; 1,100 shares authorized, none issued	-	-
Series C preferred stock, $0.001 par value per share; 1,000 shares authorized, none issued	-	-
Series D preferred stock, $0.001 par value per share 1,000 shares authorized, none issued
Series G preferred stock, $0.001 par value per share; 60,000 shares authorized; 47,696 and 47,696 issued and outstanding, respectively	49	49
Series H preferred stock, $0.001 par value per share; 10,000 shares authorized; 5,953 and 5,953 issued and outstanding, respectively	6	6
Common stock; $.00001 par value; 250,000,000 authorized shares after the 1-for-2000 reverse stock split effective 23-June-2015; 41,135,058 shares issued and outstanding after the reverse stock split	2,270,117	2,270,117
Additional paid-in capital
Accumulated deficit	(3,315,383)	(3,118,613)

Total stockholders' deficit	(1,045,210)	(848,440)

Total liabilities and stockholders' deficit	$10	$10

F-20

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited	Unaudited
	six months Ended	six months Ended
	June 30,	June 30,
	2016	2015

Net Revenues	$-	$-

Operating expenses:
Selling, general and administrative	182,020	206,000
Loss on disposal of equipment	-	-
Total operating expenses	182,020	206,000

Operating loss	(182,020)	(206,000)

Other revenues and expenses:
Deduct Interest expense	(13,500)	(13,500)
	(13,500)	(13,500)

Net Gain (loss)	(195.520)	(219,500)

Less dividends Series F Preferred Stock	1,250	1,250

Net gain (loss) attributable to common stock	$(196,770)	$(220,750)

Earnings per share:
Basic and diluted	$(0.004784)	$(0.000204)

Basic and diluted weighted average common shares outstanding	41,135,058	2,270,117,716

F-21

Escue Energy, Inc.
(formerly known as eDoorways International Corp.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Unaudited	Unaudited
	Six months Ended	Six months Ended
	June 30,	June 30,
	2016	2015
Cash flows from operating activities:
Net gain (loss)	$(195,520)	$(219,500)
Adjustments to reconcile net loss to net cash used in Operating activities:
Depreciation and amortization	-	-
Fair value of common stock and preferred stock issued in connection with services rendered
Accounts payable and accrued expenses	182,020	206,000
Notes Payable
Accrued Interest on Notes Payable	13,500	13,500
Net cash used in operating activities	0	0

Cash flows used in investing activities:
Capital expenditures	-	-

Used for Patent Acquisition - Cash Value

Net cash used in investing activities	0	0

Cash flows from financing activities:
Net proceeds from issuance of common stock	0	0

Net cash provided by financing activities	-	-

Net increase (decrease) in cash	0	0

Cash, beginning of period	0	0

Cash, end of period	$0	$0

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Non-cash investing and financing activities:
Increase in deferred financing cost	$-	$-
Outstanding warrants reclassified to equity	$-	$-
Conversion of debt for preferred stock	$-	$-
Conversion of line of credit to preferred stock	$-	$-
Preferred stock dividends	$-	$-
Conversion of note payable to common stock	$-	$-

F-22

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Notes to the Financial Statements as of June 30, 2016 [Unaudited]

NOTE 1 - RECENT COMPANY BACKGROUND

Escue Energy Inc., or the Company, is a Nevada corporation, incorporated in 1988. It was formerly known as Technicraft Financial, Ltd. Between 1988 and 1994, GK Intelligent Systems, Inc. between 1994 and 2005, M Power Entertainment, Inc. between 2005 and 2007, eDoorways Corporation between 2007 and 2010, eDoorways International Corporation between 2010 and 2015.

Until 2014, the Company was hopeful of completing the development of a web-based lifestyle information enhancement and problem solving gateway and continued to look for all the avenues to raise the needed capital. With no money, the development did not complete and was shelved.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and pay the liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans may continue to provide for its capital requirements by issuing additional equity securities and debt. Until August 30th, 2015, the outcome of these matters could not be predicted, especially there were no activities.

On September 1, 2015, this company purchased two patents, [a] US 6394745B1 of 28-MAY-2002 Wind Turbine; and [b] Canada 2309850 of 2005/06/07 Wind Turbine. The financial conditions are expected to change significantly with new projects to use Wind Turbines, based on these two patents. Please read Note 13 for more details.

This company is now specializing to provide alternate energy solutions and entering Green Technology.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

This summary of significant account policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and the notes are the representation of the Company's management, who are responsible for their integrity and objectivity. These accounting policies conform to U.S. generally accepted accounting principles ("US GAAP") and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

Even with the purchase of Wind Turbine Patents, this company would continue to be in the development stage, until the new projects take off. This company has therefore used the enterprise reporting under the provisions of Statement of Financial Accounting Standards ("SFAS") no. 7. The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated. Equity investments through which we exercise significant influence over but do not control the investee and are not the primary beneficiary of the investee's activities are accounted for using the equity method where applicable. Investments through which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method where applicable.

F-23

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Notes to the Financial Statements as of June 30, 2016 [Unaudited]

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results will differ from those estimates. Included in these estimates are legal risks and exposures, valuation of stock-based compensation, the potential outcome of future tax consequences of events that have been recognized in the financial statement or tax returns.

Reclassification

Certain amounts in the financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less, when purchased, to be cash equivalents.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents.

The Company's cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $250,000. As of March 31, 2016, there were no cash balances in excess of federally insured limits.

Product Concentration

The Company worked on a web-based personal lifestyle information enhancement and problem solving gateway, lifestyle information source, and business-to-consumer marketplace. The developers could not complete for various reasons. Also, there were no activities since 2012 until now.

Fair Value of Financial Instruments

The Company accounts, for assets and liabilities measured at fair value on a recurring basis, in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entities own assumptions.

The Company did not have any Level 2 or Level 3 assets or liabilities as of June 30, 2016.

F-24

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Notes to the Financial Statements as of June 30, 2016 [Unaudited]

Additional Disclosures Regarding Fair Value Measurements

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, interest payable, advances payable, and notes and convertible promissory notes payable approximate their fair value due to the short maturity of these items.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with ASC Topic 605-10-S99, Revenue Recognition-Overall-SEC Materials. Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured. Since inception and until now, this company has not earned any revenue.

Accounts Receivable, Net

Accounts receivable represent amounts due from customers on product and other sales. These accounts receivable, which are reduced by an allowance for doubtful accounts, are recorded at the invoiced amount and do not bear interest. The Company evaluates the collectability of its accounts receivable based on a combination of factors, including whether sales were made pursuant to letters of credit. In cases where management is aware of circumstances that may impair a specific customer's ability to meet its financial obligations, management records a specific allowance against amounts due, and reduces the net recognized receivable to the amount the Company believes will be collected. For all other customers, the Company maintains an allowance that considers the total receivables outstanding, historical collection rates and economic trends. Accounts are written off when all efforts to collect have been exhausted.

Advertising

The Company expenses advertising costs as incurred.

In the first six months of 2016 the Company did not spend any money for the advertising.

Share-Based Payment

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, or ASC 718. Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period.

Recent Accounting Pronouncements

Recent accounting pronouncements have been issued but deemed by management to be outside the scope of relevance to the Company.

Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of shares of Common Stock outstanding during each period. Diluted earnings per share are computed using the weighted average number of shares of Common Stock and dilutive Common Stock share equivalents outstanding during the period. Dilutive Common Stock share equivalents consist of shares issuable upon the exercise of stock options and warrants (calculated using the modified-treasury stock method).

F-25

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Notes to the Financial Statements as of June 30, 2016 [Unaudited]

	Unaudited June 30, 2016	Audited December 31, 2015
Numerator:
Net loss attributable to common stock	(3,315,383)	$(3,118,613)

Denominator:
Denominator for basic earnings per share-
Weighted average shares outstanding	41,135,058	41,135,058
Denominator for diluted earnings per share-
Weighted average shares outstanding	41,135,058	41,135,058

Basic earnings per share	(0.080598)	$(0.075814)
Diluted earnings per share	$(0.080598)	$(0.075814)

Property and Equipment

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of three years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

Depreciation expense amounted to $0 during the first six months of 2016.

Impairment of Long-Lived Assets and Amortizable Intangible Assets

The Company follows ASC 360-10, "Property, Plant, and Equipment," which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Intangible Assets - Goodwill

The excess of the purchase price over net tangible and identifiable intangible assets of business acquired is carried as Goodwill on the balance sheet. Goodwill is not amortized, but instead is assessed for impairment at least annually and upon the occurrence of certain triggering events or substantive changes in circumstances that indicate that the fair value of goodwill may be impaired. Measurement of the impairment loss, if any, is based on the difference between the carrying value and fair value of reporting unit. The goodwill impairment test follows a two-step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of goodwill, an impairment loss will be recognized in an amount equal to that excess. There were no material impairments to the carrying value of long-lived assets and intangible assets subject to amortization during the first six months of 2016 and the year ended December 31, 2015.

F-26

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Notes to the Financial Statements as of June 30, 2016 [Unaudited]

Acquisitions

The Company recognizes the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair values as of that date. Contingent purchase consideration is recorded at fair value at the date of acquisition. Any excess purchase price over the fair value of the net assets acquired is recorded as goodwill. Within one year from the date of acquisition, the Company may update the value allocated to the assets acquired and liabilities assumed and the resulting goodwill balances as a result of information received regarding the valuation of such assets and liabilities that was not available at the time of purchase. Measuring assets and liabilities at fair value requires the Company to determine the price that would be paid by a third party market participant based on the highest and best use of the assets or interests acquired. Acquisition costs are expensed as incurred.

Fair Value Measurements

For certain financial instruments, including accounts receivable, accounts payable, interest payable, advances payable and notes payable, the carrying amounts approximate fair value due to their relatively short maturities.

On January 1, 2008, the Company adopted ASC 820-10, "Fair Value Measurements and Disclosures." ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company did not identify any non-recurring assets and liabilities that are required to be presented in the balance sheets at fair value in accordance with ASC 815.

In February 2007, the FASB issued ASC 825-10 "Financial Instruments." ASC 825-10 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. ASC 825-10 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company adopted ASC 825-10 on January 1, 2008. The Company chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

Borrowings

Borrowings are recognized initially at cost which is the fair value of the proceeds received, net of transaction costs incurred. In subsequent periods, borrowings are stated at amortized cost using the effective yield method; any difference between fair value of the proceeds (net of transaction costs) and the redemption amount is recognized as interest expense over the period of the borrowings.

Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, and it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Company expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

The Company recognizes the estimated liability to repair or replace products sold still under warranty at the balance sheet date. This provision is calculated based on past history of the level of repairs and replacements.

F-27

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Notes to the Financial Statements as of June 30, 2016 [Unaudited]

Legal Matters

In the ordinary course of our business, we may be subject to various claims, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. We are not aware of any material pending legal proceedings to which we are a party or of which any of our properties is the subject.

Special Purpose Entities

The Company does not have any off-balance sheet financing activities.

Net Income per Share

The Company computes net income (loss) per share in accordance with ASC 260-10, "Earnings per Share." The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using the "as if converted" basis.

NOTE 3 - NOTES PAYABLE

As of June 30, 2016 $364,125 was outstanding together with the accrued interest.

NOTE 4 - COMMON STOCK AND PREFERRED STOCK

Common Stock

There is currently only one class of common stock. Each share common stock is entitled to one vote.

With the certificate of Amendment to Articles of incorporation, filed with the Nevada Secretary of State on 1st June 2015, and declared effective by FINRA-Corporate Actions on June 23rd, 2015. The Company also effectuated a reduction in the number of authorized shares of common stock from 2,500,370,900 to 250,000,000 and a 1-for-2000 reverse split of the company's common stock $0.00001 per value per share. The effect of reverse split is given retrospective effect as per SAB Topic 4.C.

The authorized number of shares of common stock of the Company at March 31, 2016 was 250,000,000 shares with a par value per share of $0.00001. Authorized shares that have been issued and outstanding are 41,135,058 as of June 30, 2016

Preferred Stock

Series A – [1] Designation: A series of preferred stock is hereby designated as Series A Preferred Stock. [2] Liquidation Preference: The holders of the Series A Preferred Stock has no liquidation preference. [3] Dividends: The holders of the Series A Preferred Stock shall not receive dividend. [4] Number: The number of shares is fixed at 1,000. As on December 31, 2015, 1,000 shares are authorized, issued and outstanding. [5] Conversion: The Series A Preferred Stock is not convertible into shares of common stock. [7] Voting Rights: The Series A Preferred Stock, collectively, are entitled to that number of votes which shall equal Seventy-five percent (75%) of all eligible votes. There is currently 1 shareholder of record of the company's common stock.

Series B – No shares are issued in Preferred Stock – Series B.

Series C - No shares are issued in Preferred Stock – Series C.

Series D - No shares are issued in Preferred Stock – Series D.

F-28

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Notes to the Financial Statements as of June 30, 2016 [Unaudited]

Series F - [1] Designation: A series of preferred stock is hereby designated as Series F Preferred Stock. [2] Liquidation Preference: Upon any liquidation, dissolution or winding up, whether voluntary or involuntary, before any distribution or payment shall be made to the to the holders of any stock, the holders of the Series F Preferred Stock shall be entitled to a liquidation preference equal to $5,000,000 plus unpaid accrued dividends. [3] Dividends: The holders of the Series F Preferred Stock shall receive a quarterly dividend of 5% per annum accruing until such time as the company pay it. Dividends can be converted into common stock at the holder's option. Until now, this company did not receive any such request. As of August 16, 2016, No dividend was paid, though accrued dividend is recorded in the books. [4] Number: The number of shares is fixed at 50,000,000, par value $.001 per share. As on December 31, 2015, 50,000,000 shares are authorized and 50,000 shares are issued and outstanding. [5] Conversion: Upon the written request from the shareholder, these shares can be converted into common stock in 5:1 meaning for every 5 Series F Preferred Stock, one share from the common stock can be received as conversion. Until now, this company did not receive any such request for conversion. [6] Redemption Rights: At any time beginning on June 22, 2010 the company will redeem the principal and accrued interest, if requested by the Holder. Until now, no such request is received. [7] Voting Rights: The holders of the Series F Preferred Stock shall vote using a ratio of one to one, meaning one share of Series F preferred Stock entitle to one vote.

The liquidation preference of the Series F, as set forth in the Certificate of Designations, equates to $1 per share (as it is $50M for the 50M authorized shares). Therefore, the accrued dividend of 5% of $50,000 was calculated as $2,500/year.

Series G - [1] Designation: A series of preferred stock is hereby designated as Series G Preferred Stock. [3] Dividends: The holders of the Series G Preferred Stock shall not receive dividend. [4] Number: The number of shares is fixed at 60,000,000, par value $.001 per share. As on December 31, 2015, 60,000,000 shares are authorized and 47,696 shares are issued and outstanding. [5] Conversion: Upon the written request from the shareholder, these shares can be converted into common stock in 2:3 meaning for every 1 Series G Preferred Stock, one and a half share from the common stock can be received as conversion. Until now, this company did not receive any such request for conversion. [7] Voting Rights: The holders of the Series G Preferred Stock shall vote using a ratio of one to one, meaning one share of Series F preferred Stock entitle to one vote..

Series H -[1] Designation: A series of preferred stock is hereby designated as Series H Preferred Stock. [3] Dividends: The holders of the Series H Preferred Stock shall not receive dividend. [4] Number: The number of shares is fixed at 10,000,000, par value of $.001 per share. As on December 31, 2015, 10,000,000 shares are authorized. 5,953 shares are issued and outstanding. [5] Conversion: Upon the written request from the shareholder, these shares can be converted into common stock in 5:1 meaning for every 5 Series H Preferred Stock, one share from the common stock can be received as conversion. Until now, this company did not receive any such request for conversion. [7] Voting Rights: Holders of the Series H Preferred Stock are entitled to vote 1:1 meaning one share of Series H Preferred Stock is entitle to one vote.

Mechanics of Conversion common to the series F, G and H Preferred Stock: [1] Reservation of Stock Issuable upon Conversion: The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purposes of effecting the conversion. And if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion, the company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of share as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the company’s certificate of incorporation. [2] No impairment: The company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the preferred stock holders against impairment. [3] The preferred stock holder can ask for conversion at any time, 90 days after issuance and upon written notice. [4] If required by the company, preferred stock certificates shall be surrendered. [5] The date of notice shall be the conversion time. [6] The company may deem the person in whose name the preferred stock is registered upon the registry books of the company and may treat him or her as the absolute owner and the company shall not be affected by any notice to the contrary.

F-29

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Notes to the Financial Statements as of June 30, 2016 [Unaudited]

NOTE 5 - RECLASSIFICATIONS

Certain reclassifications have been made to prior year balances to conform to the current year presentation.

NOTE 6 - INCOME TAXES

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Applicable interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of operations.

A reconciliation of the Company's effective tax rate to the statutory federal rate is as follows:

	June 30,	June 30,
	2016	2015
Statutory federal rate	-34%	-34%
State income taxes net of federal income tax benefit	-5.2%	-5.2%
Permanent differences for tax purposes, primarily due non-cash financing costs	14.7%	14.7%
Change in valuation allowance	24.5%	24.5%
Effective income tax rate:	0%	0%

The components of the deferred tax assets and liabilities are as follows:

	June 30,	June 30,
	2016	2015
Deferred tax assets:
Net operating loss carryovers	$3,315,583	$$2,655,103
Stock-based compensation	-	-
Other temporary differences	-	-
Total deferred tax assets	$3,315,583	$2,655,103
Valuation allowance	$3,315,583	$2,655,103
Net deferred tax asset	-	-

F-30

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Notes to the Financial Statements as of June 30, 2016 [Unaudited]

At June 30, 2016, the Company had available net operating loss carryovers of approximately $3 million that may be applied against future taxable income and expires at various dates between 2026 and 2031, subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

NOTE 7 - CONTINGENCIES

The management reviewed with the legal team and concludes that there are no disputes remaining unresolved and hence there are no contingent liabilities as of June 30, 2016

NOTE 8 - GOING CONCERN

As reported in the consolidated financial statements, the Company has an accumulated deficit of $3,265,433 as of June 30, 2016 and there were no revenue since inception.

With the patents, this company is now entering the green technology, with lots of potential in the revenue stream.

NOTE 9 - EARNINGS PER SHARE

The following table sets forth the information to compute basic and diluted net income per share attributable to the Company for 2015:

	Par Value: 0.001
	Common Stock		Stockholders'
	Shares	$	Equity (Deficit)
Ending balance, December 31, 2014	2,270,117,716	1,371,717	$(2,655,103)
Common stock issued as the premium value of the patents acquired	40,000,000	10	-
Reverse Split	2,278,982,658	-	-
Net Income (Loss)	-	-	$(463,500)
Ending balance, December 31, 2015	41,135,058	1,371,727	$3,118,603
Net Income (Loss)	-	-	$(196,770)
Ending balance, March 31, 2016	41,135,058	1,371,727	$3,315,373

NOTE 10 - PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

For the Periods Ended:	3/31/2016	12/31/2015

Property, plant and equipment consist of the following:

Equipment	$-	$-
Computers and software	$-	$-
Other equipment	$-	$-
Total property, plant and equipment	$-	$-
Less:
Accumulated depreciation	$-	$-
Current depreciation expense	$-	$-
Total accumulated depreciation	$-	$-

Net property, plant and equipment	$-	$-

Intangible assets consist of:
Patents	10	10

Less:
Impairment	$-	$-

Net intangible assets	$-	$-

F-31

Escue Energy, Inc.

(formerly known as eDoorways International Corp.)

Notes to the Financial Statements as of June 30, 2016 [Unaudited]

NOTE 11 - RELATED PARTY TRANSACTIONS

[a] Officer's compensation; and

[b] Patent purchase from Escue Wind S.L, a Spanish Corporation by share issuance in Oct-2015.

NOTE 12 - NOTES PAYABLE

Notes payable for the periods ended;	6/30/2016	12/31/2015

Notes Payable - related parties	$-	$-

Notes Payable – Others	$300,000	$300,000

Total Notes Payable	$300,000	$300,000

Less Current Portion	$300,000	$300,000

Long Term Notes Payable	$-	$-

All are classified as short term by the Company. Accrued interest on these notes totaled.	$64,125	$50,625

NOTE 13 - ACQUISITION OF PATENTS BY SHARE ISSUANCE

On September 1st 2015 the Company signed an agreement, with Escue Wind S.L., a Spanish corporation, with its principle place of business in Malaga, Spain. Pursuant to the agreement the Company issued an aggregate of 40,000,000 shares of the Company's Common Stock With the two patents, [a] Patent# US 6.394.754.B1 filed on 5-28-2002 in USA; and [b] Patent# 2.309.850 filed on 6-7-2005 in Canada, the doors are open for this Company to market the game changing technology in Rural Electrification as the new business plan.

Kerry Capital Advisors Inc., an independent valuation company, estimated the value of the wind energy business associated with these patents in April 2015, as $40 million. Based on the valuation report, this company issued 40 million shares and signed the Patent Sale Agreement. However, the value of the patents are recorded as $10, being the actual cash paid by this company as per the patent sale agreement, thereby this company comply with the ASC 805-50-30-5, 845-10-15-4 and SAB Topic 5.G. Consequently, the share issuance is also recorded at the same value of $10 in the books. THE COMPANY HAS PROCURED THIS PROFESSIONAL REPORT FOR THE BENEFIT OF ITS MANAGEMENT, BUT YOU MAY NOT RELY UPON IT FOR THE TRUTH OR ACCURACY OF ITS CONTENT.

F-32

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

SEC registration fee	$600
Accounting & Administrative expenses	$19,400
Legal fees	$15,000
Total	$35,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the past four (4) fiscal years ended December 31, 2015 and in the period January 1, 2016 to date hereof, the Company has issued unregistered securities (shares of common stock and Series A Preferred Stock) as follows: [Note all shares are pre-split prior to 1-for-2,000 reverse split which was effective on June 23, 2015]

Date	Name of the person/Entity who received the shares	Nature & Issuance	Number of Shares of Common Stock Issued	Price per share	Consideration Paid
	(a)	(b)	(c)	(d)	(e)
1/5/2012	THRONEBERRY INVESTMENT PRODUCTIONS LLC	Debt Conversion	1,000,000	$0.010000	$10,000
1/13/2012	DEBENTUREVISION, LLC	Debt Conversion	1,000,000	$0.020000	$20,000
1/27/2012	HANOVER HOLDINGS II, LLC	Debt Conversion	428,571	$0.025000	$10,714
2/1/2012	BLAKESREPORT.COM	Debt Conversion	350,000	$0.015000	$5,250
2/1/2012	O.T. HILL & ASSOCIATES, LLC	Debt Conversion	950,000	$0.015000	$14,250
2/14/2012	HANOVER HOLDINGS II, LLC	Debt Conversion	571,428	$0.019000	$10,857
3/1/2012	HANOVER HOLDINGS II, LLC	Debt Conversion	800,000	$0.019000	$15,200
3/5/2012	THRONEBERRY INVESTMENT PRODUCTIONS LLC	Debt Conversion	2,000,000	$0.015000	$30,000
3/7/2012	PLA HOLDING CORP	Debt Conversion	444,444	$0.012500	$5,556
3/22/2012	HANOVER HOLDINGS II, LLC	Debt Conversion	200,000	$0.090000	$18,000
3/28/2012	DR. ROBERT B. WESSON	Compensation	801,282	$0.015600	$12,500
4/9/2012	O.T. HILL & ASSOCIATES, LLC	Debt Conversion	950,000	$0.060000	$57,000

41

4/10/2012	MAGNA GROUP LLC	Debt Conversion	616,667	$0.060000	$37,000
4/16/2012	JASON VAN EEUWEN	Debt Conversion	30,000	$0.061000	$1,830
4/17/2012	HERBERT C. BRADLEY JR.	Debt Conversion	33,333	$0.055000	$1,833
4/25/2012	HANOVER HOLDINGS II, LLC	Debt Conversion	250,000	$0.054000	$13,500
4/25/2012	BLAKESREPORT.COM	Debt Conversion	447,842	$0.054000	$24,183
4/27/2012	DENIS TRACEY	Debt Conversion	1,500,000	$0.040000	$60,000
4/27/2012	JASON VAN EEUWEN	Debt Conversion	150,000	$0.040000	$6,000
4/27/2012	NEALE MAHON	Debt Conversion	46,153	$0.040000	$1,846
4/27/2012	PLA HOLDING CORP	Debt Conversion	40,000	$0.040000	$1,600
5/15/2012	HERITAGE CORPORATE SERVICES, INC.	Debt Conversion	4,317,449	$0.050000	$215,872
5/15/2012	ALLIED HOLDING GROUP	Debt Conversion	4,317,449	$0.050000	$215,872
5/15/2012	SAM LAREAU	Debt Conversion	333,000	$0.050000	$16,650
5/25/2012	PATRICK F. SIEBERT	Debt Conversion	400,000	$0.040000	$16,000
6/7/2012	HANOVER HOLDINGS II, LLC	Debt Conversion	250,000	$0.040000	$10,000
6/19/2012	DR. ROBERT B. WESSON	Compensation	785,599	$0.047734	$37,500
6/19/2012	RICHARD HENDERSON	Compensation	975,699	$0.030747	$30,000
6/19/2012	CHRIS MITCHELL	Compensation	1,300,932	$0.030747	$40,000
6/19/2012	ZERO2 CAFE	Compensation	369,961	$0.043596	$16,129
6/19/2012	CARL BROWN	Compensation	425,564	$0.041691	$17,742
6/20/2012	O.T. HILL & ASSOCIATES, LLC	Debt Conversion	1,000,000	$0.040000	$40,000
7/2/2012	HANOVER HOLDINGS II, LLC	Debt Conversion	333,333	$0.040000	$13,333
7/19/2012	HANOVER HOLDINGS II, LLC	Debt Conversion	500,000	$0.011200	$5,600
8/3/2012	THRONEBERRY INVESTMENT PRODUCTIONS LLC	Debt Conversion	2,000,000	$0.011200	$22,400
8/3/2012	HANOVER HOLDINGS II, LLC	Rule 504 Reg D	1,000,000	$0.011200	$11,200
8/3/2012	O.T. HILL & ASSOCIATES, LLC	Rule 504 Reg D	1,000,000	$0.007700	$7,700
8/8/2012	MM VISIONARY CONSULTANTS, LLC	Rule 504 Reg D	1,760,000	$0.025000	$44,000
8/8/2012	KENECTIV LLC	Debt Conversion	1,600,000	$0.005600	$8,960
8/16/2012	HANOVER HOLDINGS II, LLC	Debt Conversion	622,222	$0.009000	$5,600
8/22/2012	DR. ROBERT B. WESSON	Compensation	456,580	$0.027377	$12,500
8/22/2012	RICHARD HENDERSON	Compensation	414,289	$0.018103	$7,500
8/22/2012	CHRIS MITCHELL	Compensation	552,385	$0.018103	$10,000
8/22/2012	CARL BROWN	Compensation	337,467	$0.014816	$5,000
8/22/2012	TECHNICAL OBJECTIVES INC	Compensation	415,144	$0.033410	$13,870
8/22/2012	AARON LINDSEY	Compensation	341,738	$0.029830	$10,194
8/22/2012	MICHAEL TORCHIA	Compensation	839,646	$0.029774	$25,000
8/24/2012	PLA HOLDING CORP	Compensation	225,000	$0.025000	$5,625
8/29/2012	HERITAGE CORPORATE SERVICES, INC.	Debt Conversion	2,483,026	$0.025000	$62,076
8/29/2012	MAGNA GROUP LLC	Debt Conversion	1,666,666	$0.025000	$41,667
10/12/2012	O.T. HILL & ASSOCIATES, LLC	Debt Conversion	1,000,000	$0.025000	$25,000

42

10/22/2012	THRONEBERRY INVESTMENT PRODUCTIONS LLC	Debt Conversion	4,000,000	$0.002500	$10,000
10/22/2012	ABDOLNASER DAGHIGHI	Debt Conversion	2,133,333	$0.025000	$53,333
10/29/2012	PLA HOLDING CORP	Debt Conversion	60,000	$0.025000	$1,500
10/30/2012	BROOKS TRADING MANAGEMENT	Debt Conversion	4,716,982	$0.016960	$80,000
10/30/2012	HERITAGE CORPORATE SERVICES, INC.	Debt Conversion	2,191,945	$0.016960	$37,175
10/30/2012	ALLIED HOLDING GROUP	Debt Conversion	2,191,945	$0.016960	$37,175
11/7/2012	GIBRALTAR X-19 LLC	Debt Conversion	4,897,959	$0.016960	$83,069
2/5/2013	KENECTIV LLC	Debt Conversion	8,000,000	$0.003750	$30,000
3/4/2013	HERITAGE CORPORATE SERVICES, INC.	Debt Conversion	9,900,000	$0.003750	$37,125
4/23/2013	KENECTIV LLC	Debt Conversion	7,000,000	$0.003750	$26,250
5/17/2013	ABDOLNASER DAGHIGHI	Debt Conversion	1,500,000	$0.003750	$5,625
5/17/2013	HERBERT TAYLOR	Debt Conversion	500,000	$0.003750	$1,875
5/17/2013	PLA HOLDING CORP	Debt Conversion	60,000	$0.015000	$900
5/23/2013	DRC PARTNERS LLC	Debt Conversion	2,700,000	$0.003750	$10,125
6/3/2013	JAN LORREN MARKS	Debt Conversion	40,000	$0.003750	$150
6/3/2013	MICHAEL CARDELLA	Debt Conversion	270,270	$0.003750	$1,014
6/3/2013	THRONEBERRY INVESTMENT PRODUCTIONS LLC	Debt Conversion	4,000,000	$0.003750	$15,000
6/5/2013	KENECTIV LLC	Debt Conversion	9,000,000	$0.003750	$33,750
8/12/2013	ZERO2 CAFE	Debt Conversion	1,551,726	$0.018103	$28,091
8/12/2013	PETER MARTIN	Debt Conversion	3,698,701	$0.002500	$9,247
8/12/2013	DR. ROBERT B. WESSON	Compensation	3,815,688	$0.002500	$9,539
8/12/2013	RICHARD HENDERSON	Compensation	3,691,225	$0.002500	$9,228
8/12/2013	BOND JONES	Compensation	1,400,000	$0.002500	$3,500
8/12/2013	JUSTIN LEIGH	Compensation	2,095,160	$0.002500	$5,238
8/12/2013	AJW QUALIFIED PARTNERS, LLC	Debt Conversion	8,056,304	$0.002500	$20,141
8/12/2013	CHRIS MITCHELL	Compensation	16,707,347	$0.002500	$41,768
8/12/2013	MICHAEL TORCHIA	Compensation	3,123,256	$0.002500	$7,808
8/12/2013	TECHNICAL OBJECTIVES INC	Compensation	3,211,652	$0.002500	$8,029
8/22/2013	KENECTIV LLC	Debt Conversion	9,000,000	$0.002500	$22,500
	TOTAL OUTSTANDING AT 12-31-13		174,261,104
3/25/2014	THE KIMMONS FAMILY|PARTNERSHIP LTD	Compensation	1,456,702,076	$0.000600	$728,351
3/25/2014	CHRIS MITCHELL	Compensation	188,941,497	$0.000600	$472,354
3/25/2014	AJW QUALIFIED PARTNERS, LLC	Debt Conversion	39,499,520	$0.000600	$98,749
4/14/2014	LANCE KIMMONS	Compensation	150,000,000	$0.000600	$90,000
	TOTAL OUTSTANDING AT 12-31-14		2,270,117,716
	POST -REVERSE SPLIT – 6-23-15 – TOTAL OUTSTANING		1,135,058
10/26/2015	ESCUE WIND SL	Patent Purchase	40,000,000	$1.00000	$40,000,000
	TOTAL OUTSTANDING AT 12-31-15		41,135,058

Date	Name of person/Entity who received the shares	Nature & issuance	Number of Shares of Series A Preferred	Price Per shares	Consideration Paid
4/01/2015	Sohail Quraeshi	Compensation	1,000	$0.001	$1

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The shares issues which were for services provided in the areas of marketing and product research and development. Not one of these sophisticated investors is in the business of raising money for investment activities and therefore were not promoters. All shares were privately issued with a restrictive legend, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as the rules promulgated under that Section, except for certain issuances where "tacking period" provisions permitted issuance without a restrictive legend.

In instances described above where we issued securities in reliance upon Section 4(2) under, the Securities Act, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the sale of the stock took place directly between the offeree and us; (f) the offeree in each was sophisticated, able to bear the risks of investment, and able to fend for himself; and (g) all shares were taken for investment and not with a view to distribution, and appropriate legends were placed on share certificates.

ITEM 16. EXHIBITS

Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date

3.1	Certificate of Incorporation		S-1/A-1		3.1	12-10-15
3.2	By-Laws		S-1/A-1		3.2	12-10-15
3.3	Certificate of Designation of Series A Preferred Stock		S-1/A-2		3.3	4-05-16
3.4	Certificate of Designation of Series F Preferred Stock		S-1/A-2		3.4	4-05-16
3.5	Certificate of Designation of Series G Preferred Stock		S-1/A-2		3.5	4-05-16
3.6	Certificate of Designation of Series H Preferred Stock		S-1/A-4		3.6	7-07-16
4.1	Specimen Stock Certificate	(1)
5.1	Legal Opinion of Robert J. Huston, III, Esq.	(1)
10.1	Employment Agreement between the Company and Sohail Quraeshi dated April 1, 2015		S-1/A-1		10.1	12-10-15
10.2	Employment Agreement between the Company and Madhu Sethi dated April 1, 2015		S-1/A-1		10.2	12-10-15
10.3	Employment Agreement between the Company and Shahmir Quraeshi dated April 1, 2015		S-1/A-1		10.3	12-10-15
10.4	Patent Sale Agreement between the Company and Escue Wind S.L. dated September 1, 2015		S-1/A-1		10.4	12-10-15
10.4.1	Amendment to Patent Sale Agreement between the Company and Escue Wind S.L. dated March 1, 2016		S-1/A-2		10.4.1	4-05-16
10.4.2	Amendment No. 2 to Patent Sale Agreement between the Company and Escue Wind S.L. dated May 1, 2016		S-1/A-4		10.4.2	7-07-16
10.5	Employment Agreement between the Company and Gary Kimmons dated January 1, 2009		10-K		10.1	10-02-09
10.6	Callable Secured Convertible Note dated May 23, 2006 in the amount of $171,000		S-1/A-4		10. 6	7-07-16
10.7	Callable Secured Convertible Note dated May 23, 2006 in the amount of $354,300		S-1/A-4		10.7	7-07-16
10.8	Callable Secured Convertible Note dated May 23, 2006 in the amount of $66,600		S-1/A-4		10.8	7-07-16
10.9	Callable Secured Convertible Note dated May 23, 2006 in the amount of $8,100		S-1/A-4		10.9	7-07-16
10.10	Amendment of Notes and New Notes dated August 29, 2008	X
10.11	Settlement Agreement and Release dated August 9, 2013		S-1/A-4		10.11	7-07-16
10.12	Waiver of Director Compensation by Saeed Quraeshi		S-1/A-5		10.12	9-12-16
10.13	Waiver of Director Compensation by Sohail Quraeshi		S-1/A-5		10.13	9-12-16
10.14	Waiver of Director Compensation by Madhu Sethi		S-1/A-5		10.14	9-12-16
10.15	Valuation Report of Kerry Capital Advisors, Inc. dated April 16, 2015		S-1/A-5		10.15	9-12-16
10.16	Debt Forgiveness Agreement of Ray & Associates PC dated December 31, 2014	X
10.17	Debt Forgiveness Agreement of the Kimmons Family Partnership dated August 1, 2014	X
10.18	Debt Forgiveness Agreement of Lance Kimmons dated August 10, 2014		S-1/A-5		10.18	9-12-16
10.19	Debt Forgiveness Agreement of Kathryn Kimmons dated August 10, 2014		S-1/A-5		10.19	9-12-16
23.1	Consent of Independent Auditors	X
23.2	Consent of Robert J. Huston, III, Esq. (Included with Exhibit 5.1)
23.3	Consent of Kerry Capital Advisors, Inc.		S-1/A-5		23.3	9-12-16
23.4	Consent of Arne M. Ray, Esq.		S-1/A-5		23.4	9-12-16

___________

(1) To be filed by Amendment

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ITEM 17. UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer of sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) That portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchase.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, Texas, on October 20 , 2016.

Escue Energy, Inc.

By:	/s/ Sohail Quraeshi
Sohail Quraeshi
Chief Executive Officer and Principal Executive Officer

By:	/s/ Shahmir Quraeshi
Shahmir Quraeshi
Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates included.

Date: October 20 , 2016	By:	/s/ Sohail Quraeshi
Sohail Quraeshi
Director, President, Chief Executive Officer
and Principal Executive Officer

Date: October 20 , 2016	By:	/s/ Saeed Quraeshi
Saeed Quraeshi
Chairman of the Board

Date: October 20 , 2016	By:	/s/ Madhu Sethi
Madhu Sethi
Director, Chief Operating Officer

Date: October 20 , 2016	By:	/s/ Shahmir Quraeshi
Shahmir Quraeshi
Secretary, Principal Financial Officer
and Principal Accounting Officer

46